                                                                     EXHIBIT 2.4




                          AGREEMENT AND PLAN OF MERGER

                                  BY AND AMONG


                      AFFILIATED COMPUTER SERVICES, INC.,
                            A DELAWARE CORPORATION,


                             ACS ACQUISITION CORP.,
                            A MARYLAND CORPORATION,


                                      AND


                          COMPUTER DATA SYSTEMS, INC.,
                             A MARYLAND CORPORATION

                               TABLE OF CONTENTS



                                                        ARTICLE I

                                                        THE MERGER

SECTION 1.01.             The Merger  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .               2
SECTION 1.02.             Closing; Closing Date; Effective Time . . . . . . . . . . . . . . . . . . . . .               2
SECTION 1.03.             Effect of the Merger  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .               2
SECTION 1.04.             Articles of Incorporation; Bylaws . . . . . . . . . . . . . . . . . . . . . . .               2
SECTION 1.05.             Directors and Officers  . . . . . . . . . . . . . . . . . . . . . . . . . . . .               2

                                                        ARTICLE II

                                    CONVERSION OF SECURITIES; EXCHANGE OF CERTIFICATES

SECTION 2.01.             Merger Consideration; Conversion and Cancellation of Securities . . . . . . . .               3
SECTION 2.02.             Exchange and Surrender of Certificates  . . . . . . . . . . . . . . . . . . . .               4

                                                       ARTICLE III

                                      REPRESENTATIONS AND WARRANTIES OF THE COMPANY

SECTION 3.01.             Organization and Qualification; Subsidiaries  . . . . . . . . . . . . . . . . .               6
SECTION 3.02.             Charter and Bylaws  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .               6
SECTION 3.03.             Capitalization  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .               7
SECTION 3.04.             Authority . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .               8
SECTION 3.05.             No Conflict; Required Filings and Consents  . . . . . . . . . . . . . . . . . .               8
SECTION 3.06.             Permits; Compliance . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .               9
SECTION 3.07.             SEC Reports; Financial Statements . . . . . . . . . . . . . . . . . . . . . . .              10
SECTION 3.08.             Absence of Certain Changes or Events  . . . . . . . . . . . . . . . . . . . . .              10
SECTION 3.09.             Absence of Litigation . . . . . . . . . . . . . . . . . . . . . . . . . . . . .              11
SECTION 3.10.             Employee Benefit Plans; Labor Matters . . . . . . . . . . . . . . . . . . . . .              11
SECTION 3.11.             Taxes . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .              14
SECTION 3.12.             Tax Matters; Pooling  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .              16
SECTION 3.13.             Affiliates  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .              17
SECTION 3.14.             Certain Business Practices  . . . . . . . . . . . . . . . . . . . . . . . . . .              17
SECTION 3.15.             Environmental Matters . . . . . . . . . . . . . . . . . . . . . . . . . . . . .              18
SECTION 3.16.             Vote Required . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .              19
SECTION 3.17.             Brokers . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .              19
SECTION 3.18.             Insurance . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .              19
SECTION 3.19.             Properties  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .              19
SECTION 3.20.             Certain Material Contracts  . . . . . . . . . . . . . . . . . . . . . . . . . .              20

SECTION 3.21.             Principal Customers; Competing Interests  . . . . . . . . . . . . . . . . . . .              21
SECTION 3.22.             Intellectual Property Rights  . . . . . . . . . . . . . . . . . . . . . . . . .              21
SECTION 3.23.             Information Supplied  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .              22
SECTION 3.24.             Opinion of Financial Advisor  . . . . . . . . . . . . . . . . . . . . . . . . .              22
SECTION 3.25.             [Reserved]  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .              22
SECTION 3.26.             Federal Government Contracts  . . . . . . . . . . . . . . . . . . . . . . . . .              22
SECTION 3.27              Parent Stock Ownership  . . . . . . . . . . . . . . . . . . . . . . . . . . . .              23

                                                        ARTICLE IV

                                         REPRESENTATIONS AND WARRANTIES OF PARENT

SECTION 4.01.             Organization and Qualification  . . . . . . . . . . . . . . . . . . . . . . . .              23
SECTION 4.02.             Charter and Bylaws  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .              23
SECTION 4.03.             Capitalization  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .              23
SECTION 4.04.             Authority . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .              25
SECTION 4.05.             No Conflict; Required Filings and Consents  . . . . . . . . . . . . . . . . . .              25
SECTION 4.06.             Permits; Compliance . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .              26
SECTION 4.07.             SEC Reports; Financial Statements . . . . . . . . . . . . . . . . . . . . . . .              26
SECTION 4.08.             Absence of Certain Changes or Events  . . . . . . . . . . . . . . . . . . . . .              27
SECTION 4.09.             Absence of Litigation . . . . . . . . . . . . . . . . . . . . . . . . . . . . .              27
SECTION 4.10.             Tax Matters; Pooling  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .              28
SECTION 4.11.             Vote Required . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .              28
SECTION 4.12.             Brokers . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .              28
SECTION 4.13.             Information Supplied  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .              28
SECTION 4.14.             Opinion of Financial Advisor  . . . . . . . . . . . . . . . . . . . . . . . . .              29
SECTION 4.15.             [Reserved]  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .              29
SECTION 4.16.             Employee Benefit Plans; Labor Matters . . . . . . . . . . . . . . . . . . . . .              29
SECTION 4.17.             Certain Business Practices  . . . . . . . . . . . . . . . . . . . . . . . . . .              30
SECTION 4.18.             Environmental Matters . . . . . . . . . . . . . . . . . . . . . . . . . . . . .              30
SECTION 4.19.             Insurance . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .              31
SECTION 4.20.             Intellectual Property Rights  . . . . . . . . . . . . . . . . . . . . . . . . .              31
SECTION 4.21.             Credit Facilities . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .              32
SECTION 4.22.             Company Common Stock  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .              32

                                                        ARTICLE V

                                                        COVENANTS

SECTION 5.01.             Affirmative Covenants of the Company  . . . . . . . . . . . . . . . . . . . . .              32
SECTION 5.02.             Negative Covenants of the Company . . . . . . . . . . . . . . . . . . . . . . .              32
SECTION 5.03.             Affirmative and Negative Covenants of Parent  . . . . . . . . . . . . . . . . .              36
SECTION 5.04.             Access and Information  . . . . . . . . . . . . . . . . . . . . . . . . . . . .              38

                                                        ARTICLE VI

                                                  ADDITIONAL AGREEMENTS

SECTION 6.01.             Meetings of Stockholders  . . . . . . . . . . . . . . . . . . . . . . . . . . .              39
SECTION 6.02.             Registration Statement; Proxy Statements  . . . . . . . . . . . . . . . . . . .              39
SECTION 6.03.             Appropriate Action; Consents; Filings . . . . . . . . . . . . . . . . . . . . .              41
SECTION 6.04.             Affiliates; Pooling; Tax Treatment  . . . . . . . . . . . . . . . . . . . . . .              43
SECTION 6.05.             Public Announcements  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .              43
SECTION 6.06.             NYSE Listing  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .              43
SECTION 6.07.             Comfort Letters . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .              43
SECTION 6.08.             Stock Option Plans  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .              44
SECTION 6.09.             Merger Sub  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .              44
SECTION 6.10.             Indemnification; Insurance  . . . . . . . . . . . . . . . . . . . . . . . . . .              45

                                                       ARTICLE VII

                                                    CLOSING CONDITIONS

SECTION 7.01.             Conditions to Obligations of Each Party Under This Agreement  . . . . . . . . .              45
SECTION 7.02.             Additional Conditions to Obligations of the Parent Companies  . . . . . . . . .              46
SECTION 7.03.             Additional Conditions to Obligations of the Company . . . . . . . . . . . . . .              47

                                                       ARTICLE VIII

                                            TERMINATION, AMENDMENT AND WAIVER

SECTION 8.01.             Termination . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .              49
SECTION 8.02.             Effect of Termination . . . . . . . . . . . . . . . . . . . . . . . . . . . . .              50
SECTION 8.03.             Amendment . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .              50
SECTION 8.04.             Waiver  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .              51
SECTION 8.05.             Fees, Expenses and Other Payments . . . . . . . . . . . . . . . . . . . . . . .              51

                                                        ARTICLE IX

                                                    GENERAL PROVISIONS

SECTION 9.01.             Effectiveness of Representations, Warranties and Agreements . . . . . . . . . .              53
SECTION 9.02.             Notices . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .              53
SECTION 9.03.             Certain Definitions . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .              54
SECTION 9.04.             Headings  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .              56
SECTION 9.05.             Severability  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .              56
SECTION 9.06.             Entire Agreement  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .              56
SECTION 9.07.             Assignment  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .              56
SECTION 9.08.             Parties in Interest . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .              56

SECTION 9.09.             Specific Performance  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .              56
SECTION 9.10.             Failure or Indulgence Not Waiver; Remedies Cumulative . . . . . . . . . . . . .              56
SECTION 9.11.             Governing Law . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .              57
SECTION 9.12.             Counterparts  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .              57
SECTION 9.13.             Disclosure  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .              57
SECTION 9.14.             Voting  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .              57

EXHIBITS

Exhibit A        Company Affiliate's Agreement

                          AGREEMENT AND PLAN OF MERGER


         THIS AGREEMENT AND PLAN OF MERGER, dated as of September __, 1997 (this "Agreement"), is by and among Affiliated Computer Services, Inc., a Delaware corporation ("Parent"), ACS Acquisition Corp., a Maryland corporation and wholly owned subsidiary of Parent ("Merger Sub"), and Computer Data Systems, Inc., a Maryland corporation (the "Company"). Parent and Merger Sub are sometimes referred to herein as the "Parent Companies."

         WHEREAS, the parties hereto desire that Merger Sub, upon the terms and subject to the conditions of this Agreement and in accordance with the Maryland General Corporation Law ("Maryland Law"), merge with and into the Company (the "Merger"), and pursuant thereto, the issued and outstanding shares of common stock, $0.10 par value, of the Company ("the Company Common Stock") not owned directly or indirectly by the Company or the Parent Companies or their respective subsidiaries be converted into the right to receive shares of Class A common stock, $0.01 par value, of Parent (the "Parent Common Stock"), as set forth herein;

         WHEREAS, the Board of Directors of the Company has determined that the Merger is advisable and in the best interests of the Company and its stockholders and has authorized the execution of this Agreement and the consummation of the transactions contemplated hereby;

         WHEREAS, the Board of Directors of Parent has determined that the Merger is fair to, and in the best interests of, Parent and its stockholders and has approved and adopted this Agreement and the transactions contemplated hereby;

         WHEREAS, the Board of Directors of Merger Sub has approved and adopted this Agreement and Parent, as the sole stockholder of Merger Sub, will adopt this Agreement promptly after the execution hereof by the parties hereto;

         WHEREAS, for federal income tax purposes, it is intended that the Merger qualify as a reorganization under the provisions of Section 368(a) of the United States Internal Revenue Code of 1986, as amended (the "Code"); and

         WHEREAS, the Merger is intended to be treated as a "pooling of interests" for financial accounting purposes;

         NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement, the parties hereto agree as follows:

                                   ARTICLE I

                                   THE MERGER

         SECTION 1.01. The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with Maryland Law, at the Effective Time (as defined in Section 1.02 of this Agreement), Merger Sub shall be merged with and into the Company. As a result of the Merger, the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation of the Merger (the "Surviving Corporation"). Certain terms used in this Agreement are defined in Section
9.03 hereof.

         SECTION 1.02. Closing; Closing Date; Effective Time. Unless this Agreement shall have been terminated pursuant to Section 8.01, and subject to the satisfaction or waiver of the conditions set forth in Article VII, the consummation of the Merger and the closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Hughes & Luce, L.L.P., 1717 Main Street, Dallas, Texas as soon as practicable (but in any event within two business days) after the satisfaction or waiver of the conditions set forth in Article VII, or at such other date, time and place as Parent and the Company may agree; provided, that the conditions set forth in
Article VII shall have been satisfied or waived at or prior to such time. The date on which the Closing takes place is referred to herein as the "Closing Date." As promptly as practicable on the Closing Date, the parties hereto shall cause the Merger to be consummated by filing Articles of Merger with the State Department of Assessments and Taxation of the State of Maryland, in such form as required by, and executed in accordance with the relevant provisions of, Maryland Law (the date and time of such filing, or such later date or time agreed upon by Parent and the Company and set forth therein, being the "Effective Time"). For all Tax purposes, the Closing shall be effective at the end of the day on the Closing Date.

         SECTION 1.03. Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of Maryland Law.

         SECTION 1.04. Articles of Incorporation; Bylaws. At the Effective Time, the charter of the Company, as in effect immediately prior to the Effective Time, shall be the charter of the Surviving Corporation and thereafter shall continue to be its charter until amended as provided therein and pursuant to Maryland Law. At the Effective Time, the bylaws of the Company, as in effect immediately prior to the Effective Time, shall be the bylaws of the Surviving Corporation and thereafter shall continue to be its bylaws until amended as provided therein and pursuant to Maryland Law.

         SECTION 1.05. Directors and Officers. In connection with the Merger, the parties hereto shall take such actions as may be necessary or appropriate to cause (i) the directors of Merger Sub immediately prior to the Effective Time to be the directors of the Surviving Corporation immediately after the Effective Time, each to hold office in accordance with the charter and bylaws of the Surviving Corporation, in each case until their respective successors are duly elected or appointed and qualified; (ii) the officers of the Company immediately prior to the Effective Time to be the officers of the Surviving Corporation immediately after the Effective

Time, each to hold office in accordance with the bylaws of the Surviving Corporation, in each case until their respective successors are duly elected or appointed and qualified; and (iii) the directors of the Company immediately prior to the Effective Time (each such director having resigned from the CDSI board of directors as of the Effective Time) to be advisory directors of the Surviving Corporation immediately after the Effective Time, each to hold office in accordance with the bylaws of the Surviving Corporation, in each case until their respective successors are duly elected or appointed and qualified. In connection with the Merger, at the Effective Time or immediately thereafter, Parent shall take such action as may be necessary or appropriate to cause Clifford Kendall and Peter Bracken to be directors of Parent immediately after the Effective Time (and, in the event a staggered board is approved at the 1997 Annual Meeting of Stockholders, for two-year and one-year terms, respectively), each to hold office in accordance with the charter and bylaws of Parent, in each case until their respective successors are duly elected or appointed and qualified.


                                   ARTICLE II

               CONVERSION OF SECURITIES; EXCHANGE OF CERTIFICATES

         SECTION 2.01. Merger Consideration; Conversion and Cancellation of Securities. At the Effective Time, by virtue of the Merger and without any further action on the part of the Parent Companies, the Company or their respective stockholders:

                 (a) Subject to the other provisions of this Article II, each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (excluding any Company Common Stock described in Section 2.0l(b) of this Agreement) shall be converted into the right to receive 1.759 shares of Parent Common Stock (the "Exchange Ratio"). Notwithstanding the foregoing, if between the date of this Agreement and the Effective Time the outstanding shares of Parent Common Stock or Company Common Stock shall have been changed into a different number of shares or a different class, by reason of any stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares, the Exchange Ratio shall be correspondingly adjusted to reflect such stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares.

                 (b) Notwithstanding any provision of this Agreement to the contrary, each share of Company Common Stock owned by Parent or any direct or indirect wholly owned subsidiary of Parent or of the Company immediately prior to the Effective Time shall be canceled and extinguished without any conversion thereof and no payment shall be made with respect thereto.

                 (c) All shares of the Company Common Stock shall cease to be outstanding and shall automatically be canceled and retired, and each certificate previously evidencing the Company Common Stock outstanding immediately prior to the Effective Time (other than Company Common Stock described in Section 2.01(b) of this

         Agreement) ("Converted Shares") shall thereafter represent the right to receive, subject to Section 2.02(e) of this Agreement, that number of shares of Parent Common Stock determined pursuant to the Exchange Ratio and, if applicable, cash pursuant to Section 2.02(e) of this Agreement (the "Merger Consideration"). The holders of certificates previously evidencing Converted Shares shall cease to have any rights with respect to such Converted Shares except as otherwise provided herein or by law. Such certificates previously evidencing Converted Shares shall be exchanged for certificates evidencing whole shares of Parent Common Stock upon the surrender of such Certificates in accordance with the provisions of Section 2.02 of this Agreement, without interest. No fractional shares of Parent Common Stock shall be issued in connection with the Merger and, in lieu thereof, a cash payment shall be made pursuant to Section 2.02(e) of this Agreement.

                 (d) Each share of common stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one share of common stock, par value $0.10 per share, of the Surviving Corporation.

         SECTION 2.02.    Exchange and Surrender of Certificates.

                 (a) As soon as practicable after the Effective Time, each holder of a certificate previously evidencing Converted Shares shall be entitled, upon surrender thereof to Parent or an exchange agent designated by Parent (as specified in the letter of transmittal described in Section 2.02 (c)), to receive in exchange therefor a certificate or certificates representing the number of whole shares of Parent Common Stock into which the Converted Shares so surrendered shall have been converted as aforesaid, in such denominations and registered in such names as such holder may request. Each holder of Converted Shares who would otherwise be entitled to a fraction of a share of Parent Common Stock shall, upon surrender of the certificate or certificates representing such shares held by such holder as aforesaid, be paid an amount in cash in accordance with the provisions of Section 2.02(e). Until so surrendered and exchanged, each certificate previously evidencing Converted Shares shall represent solely the right to receive Parent Common Stock and cash in lieu of fractional shares that the holder thereof is entitled to receive hereunder. Unless and until any such certificates shall be so surrendered and exchanged, no dividends or other distributions payable to the holders of record of Parent Common Stock as of any time on or after the Effective Time shall be paid to the holders of such certificates previously evidencing Converted Shares; provided, however, that, upon any such surrender and exchange of such certificates, there shall be paid to the record holders of the certificates issued and exchanged therefor (i) the amount, without interest thereon, of dividends and other distributions, if any, with a record date on or after the Effective Time theretofore paid with respect to such whole shares of Parent Common Stock, and (ii) at the appropriate payment date, the amount of dividends or other distributions, if any, with a record date on or after the Effective Time but prior to surrender and a payment date occurring after surrender, payable with respect to such whole shares of Parent Common Stock. Notwithstanding the foregoing, except as otherwise provided by applicable law, no party hereto (or Parent's exchange agent) shall be liable to any former holder of Converted Shares for any cash, Parent Common Stock or dividends or distributions thereon delivered to a public official pursuant to applicable abandoned property, escheat or similar law.

                 (b) All shares of Parent Common Stock issued upon the surrender for exchange of certificates previously representing Converted Shares in accordance with the terms hereof (including any cash paid pursuant to Section 2.02 (e)) shall be deemed to have been issued in full satisfaction of all rights pertaining to such Converted Shares. At and after the Effective Time, there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of Company Common Stock that was outstanding immediately prior to the Effective Time. If, after the Effective Time, certificates which previously evidenced Converted Shares are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article II.

                 (c) As promptly as practicable after the Effective Time, Parent will send or cause to be sent to each record holder of Company Common Stock at the Effective Time a letter of transmittal and other appropriate materials for use in surrendering certificates as contemplated hereby.

                 (d) If any certificate for shares of Parent Common Stock is to be issued in a name other than that in which the certificate surrendered in exchange therefor is registered, it shall be a condition of the issuance thereof that the certificate so surrendered shall be properly endorsed, with signatures guaranteed, and otherwise in proper form for transfer and that the person requesting such exchange shall have paid to Parent or its exchange agent any transfer or other taxes required by reason of the issuance of a certificate for shares of Parent Common Stock in any name other than that of the registered holder of the certificate surrendered, or established to the satisfaction of Parent or its transfer agent that such tax has been paid or is not payable.

                 (e) No certificates or scrip evidencing fractional shares of Parent Common Stock shall be issued upon the surrender for exchange of certificates, and such fractional share interests will not entitle the owner thereof to any rights of a stockholder of Parent. In lieu of any such fractional shares, each holder of a certificate previously evidencing Converted Shares, upon surrender of such certificate for exchange pursuant to this Article II, shall be paid an amount in cash (without interest), rounded to the nearest cent, determined by multiplying (a) the per share closing price as reported on the New York Stock Exchange (the "NYSE") Composite Tape of Parent Common Stock on the date of the Effective Time (or, if shares of Parent Common Stock do not trade on the NYSE on such date, the first date of trading of Parent Common Stock on the NYSE after the Effective Time) by (b) the fractional interest to which such holder would otherwise be entitled (after taking into account all Converted Shares held of record by such holder at the Effective Time).

                 (f) Parent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any former holder of Converted Shares such amounts as Parent (or any affiliate thereof) is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or foreign tax law. To the extent that amounts are so withheld by Parent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the former holder of the Converted Shares in respect of which such deduction and withholding was made by Parent.


                                  ARTICLE III

                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

         The Company hereby represents and warrants to the Parent Companies that:

         SECTION 3.01. Organization and Qualification; Subsidiaries. Each of the Company and its subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization, has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted and is duly qualified and in good standing to do business in each jurisdiction in which the nature of the business conducted by it or the ownership or leasing of its properties makes such qualification necessary, other than where the failure to be so duly qualified and in good standing could not reasonably be expected to have a Company Material Adverse Effect. The term "Company Material Adverse Effect" as used in this Agreement shall mean any change or effect that, individually or when taken together with all other such changes or effects (but after giving effect to application of insurance proceeds or other rights of indemnification in respect of such change or effect), could reasonably be expected to be materially adverse to the business, operations, assets, financial condition results of operations or prospects of the Company and its subsidiaries, taken as a whole. Schedule 3.01 of the disclosure schedule delivered to Parent by the Company on the date hereof (the "Company Disclosure Schedule") sets forth, as of the date of this Agreement, a true and complete list of all the Company's directly or indirectly owned subsidiaries, together with the jurisdiction of incorporation or organization of each subsidiary and the percentage of each subsidiary's outstanding capital stock or other equity interests owned by the Company or another subsidiary of the Company. Except as set forth in Schedule 3.01 of the Company Disclosure Schedule, neither the Company nor any of its subsidiaries owns an equity interest in any other partnership or joint venture arrangement or other business entity.

         SECTION 3.02. Charter and Bylaws. The Company has heretofore furnished or made available to Parent complete and correct copies of the charter and the bylaws or the equivalent organizational documents, in each case as amended or restated, of the Company and each of its subsidiaries. Except as set forth in Schedule 3.02 of the Company Disclosure Schedule, neither the Company nor any of its subsidiaries is in violation of any of the provisions of its charter or bylaws (or equivalent organizational documents).

         SECTION 3.03.    Capitalization.

                 (a) The authorized capital stock of the Company consists of 30,000,000 shares of Company Common Stock, of which as of July 1, 1997 (i) 6,260,311 shares were issued and outstanding, (ii) 431,617 shares were reserved for future issuance pursuant to outstanding stock options ("Stock Options") granted pursuant to the 1991 Long Term Incentive Plan (the "Option Plan") and (iii) 314,437 shares were reserved for future issuance pursuant to stock options eligible for grant pursuant to the Option Plan. Except as described in this
         Section 3.03 or in Schedule 3.03(a) of the Company Disclosure Schedule, as of the date of this Agreement, no shares of capital stock of the Company are reserved for any purpose. Except as described in Schedule 3.03(a) of the Company Disclosure Schedule, each of the outstanding shares of capital stock of, or other equity interests in, each of the Company and its subsidiaries is duly authorized, validly issued, and, in the case of shares of capital stock, fully paid and nonassessable, and has not been issued in violation of (nor are any of the authorized shares of capital stock of, or other equity interests in such entities subject to) any preemptive or similar rights created by statute, the charter or bylaws (or the equivalent organizational documents) of the Company or any of its subsidiaries, or any agreement to which the Company or any of its subsidiaries is a party or bound, and such outstanding shares or other equity interests owned by the Company or a subsidiary of the Company are owned free and clear of all security interests, liens, claims, pledges, agreements, limitations on the Company's or such subsidiary's voting rights, charges or other encumbrances of any nature whatsoever.

                 (b)      Except as set forth in Section 3.03(a) above or in
         Schedule 3.03(b)(i) to the Company Disclosure Schedule, there are no options, warrants or other rights, agreements, arrangements or commitments of any character to which the Company or any of its subsidiaries is a party relating to the issued or unissued capital stock of the Company or any of its subsidiaries or obligating the Company or any of its subsidiaries to grant, issue or sell any shares of the capital stock of the Company or any of its subsidiaries, by sale, lease, license or otherwise. Except as set forth in Schedule 3.03(b)(ii) to the Company Disclosure Schedule, there are no obligations, contingent or otherwise, of the Company or any of its subsidiaries to (A) repurchase, redeem or otherwise acquire any shares of the Company Common Stock or other capital stock of the Company, or the capital stock or other equity interests of any subsidiary of the Company; or (B) (other than advances to subsidiaries in the ordinary course of business) provide material funds to, or make any material investment in (in the form of a loan, capital contribution or otherwise), or provide any guarantee with respect to the obligations of, any subsidiary of the Company or any other person. Except as described in Schedule 3.01 or Schedule 3.03(b)(iii) to the Company Disclosure Schedule, neither the Company nor any of its subsidiaries
         (x) directly or indirectly owns, (y) has agreed to purchase or otherwise acquire or (z) holds any interest convertible into or exchangeable or exercisable for 5% or more of the capital stock of any corporation, partnership, joint venture or other business association or entity (other than the subsidiaries of the Company set forth in Schedule 3.01 of the Company Disclosure Schedule). Except as set forth in Schedule 3.03(b)(iv) of the Company Disclosure Schedule and except for any agreements, arrangements or commitments between the Company and its subsidiaries or between such subsidiaries, there are no agreements, arrangements or commitments of any character (contingent or otherwise) pursuant to which any person is or may be entitled to receive any payment based on the revenues or earnings, or calculated in accordance therewith, of the Company or any of its subsidiaries. There are no voting trusts, proxies or other agreements or understandings to which the Company or any of its subsidiaries is a party or by which the Company or any of its subsidiaries is bound with respect to the voting of any shares of capital stock of the Company or any of its subsidiaries.

                 (c) The Company has delivered or made available to Parent complete and correct copies of (i) the Option Plan and the forms of Stock Options issued pursuant to the Option Plan, including all amendments thereto and (ii) all Stock Options which are not in the respective forms thereof provided under clause (i) above. Schedule 3.03(c) to the Company Disclosure Schedule sets forth a complete and correct list of all outstanding Stock Options, including any not granted pursuant to the Option Plan, setting forth as of the date hereof (i) the number and type of Stock Options outstanding, (ii) the exercise price of each outstanding Stock Option, (iii) the number of Stock Options exercisable, and (iv) assuming no amendment or waiver of the terms thereof, the number of Stock Options which will become exercisable on account of the Merger or any other transaction contemplated hereby.

         SECTION 3.04. Authority. The Company has all requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby (subject to, with respect to the Merger, the approval of the Merger by the stockholders of the Company as described in Section 3.16 hereof). The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly authorized by all necessary corporate action and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the transactions contemplated hereby (subject to, with respect to the Merger, the approval of the Merger by the stockholders of the Company as described in
Section 3.16 hereof). This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery thereof by the Parent Companies, constitutes the legal, valid and binding obligation of the Company.

         SECTION 3.05.    No Conflict; Required Filings and Consents.

                 (a) Except as set forth in Schedule 3.05 of the Company Disclosure Schedule, the execution and delivery of this Agreement by the Company does not, and the consummation of the transactions contemplated hereby will not (i) conflict with or violate the charter or bylaws, or the equivalent organizational documents, in each case as amended or restated, of the Company or any of its subsidiaries, (ii) conflict with or violate any federal, state, foreign or local law, statute, ordinance, rule, regulation, order, judgment or decree (collectively, "Laws") applicable to the Company or any of its subsidiaries or by which any of their respective properties is bound or subject or (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or require payment under, or result in the creation of a lien or encumbrance on any of the properties or assets of the Company or any of its subsidiaries pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Company or any of its subsidiaries is a party or by or to which the Company or any of its subsidiaries or any of their respective properties is bound or subject, except in the case of clauses (ii) and (iii) where such conflict, violation, breach, default, right, requirement, lien or encumbrance could not reasonably be expected to have a Company Material Adverse Effect. The Board of Directors of the Company has taken all actions necessary under Maryland Law, including approving the transactions contemplated by this Agreement and taking appropriate actions under any stockholder protection laws applicable to the Company or any of its subsidiaries, to ensure that restrictions on business combinations or the owning or voting of the capital stock of the Company or any of its subsidiaries do not, and will not apply with respect or as a result of the transactions contemplated by this Agreement.

                 (b) The execution and delivery of this Agreement by the Company does not, and consummation of the transactions contemplated hereby will not, require the Company to obtain any consent, license, permit, approval, waiver, authorization or order of, or to make any filing with or notification to, any governmental or regulatory authority, domestic or foreign (collectively, "Governmental Entities"), except for applicable requirements, if any, of the Securities Act of 1933, as amended (the "Securities Act"), and the Securities Exchange Act of 1934, as amended (the "Exchange Act"), state securities or blue sky laws ("Blue Sky Laws"), the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), and those matters referenced in Schedule 3.05(b) of the Company Disclosure Schedule, and the filing and recordation of appropriate merger documents as required by Maryland Law.

         SECTION 3.06.    Permits; Compliance.  Except as set forth in Schedule
3.06 of the Company Disclosure Schedule, each of the Company and its subsidiaries is in possession of all material franchises, grants, authorizations, licenses, permits, easements, variances, exemptions, consents, certificates, approvals and orders necessary to own, lease and operate its properties and to carry on its business as it is now being conducted (collectively, the "Company Permits"), and there is no action, proceeding or investigation pending or, to the knowledge of the Company, threatened regarding suspension or cancellation of any of the Company Permits. Except as set forth in Schedule 3.06 of the Company Disclosure Schedule, neither the Company nor any of its subsidiaries is in material conflict with, or in material default or violation of (a) any Law applicable to the Company or any of its subsidiaries or by or to which any of their respective properties is bound or subject or (b) any of the Company Permits. Except as set forth in Schedule 3.06 of the Company Disclosure Schedule, since June 30, 1995, neither the Company nor any of its subsidiaries has received from any Governmental Entity any written notification with respect to possible material conflicts, defaults or violations of Laws.

         SECTION 3.07.    SEC Reports; Financial Statements.

                 (a) Since June 30, 1995, the Company and its subsidiaries have filed all forms, reports, statements and other documents required to be filed with the Securities and Exchange Commission (the "SEC") including, without limitation, (l) all Annual Reports on Form l0-K,
         (2) all Quarterly Reports on Form l0-Q, (3) all proxy statements relating to meetings of stockholders (whether annual or special), (4) all Current Reports on Form 8-K and (5) all other reports, schedules, registration statements or other documents (collectively referred to as the "Company SEC Reports"). The Company SEC Reports, including all the Company SEC Reports filed after the date of this Agreement and prior to the Effective Time, (i) were or will be prepared in all material respects in accordance with the requirements of applicable Law and (ii) did not at the time they were filed, or will not at the time they are filed, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

                 (b) Each of the consolidated financial statements (including, in each case, any related notes thereto) contained in the Company SEC Reports filed prior to the Effective Time (i) have been or will be prepared in accordance with the published rules and regulations of the SEC and generally accepted accounting principles ("GAAP") applied on a consistent basis throughout the periods involved (except (A) to the extent required by changes in generally accepted accounting principles, (B) as may be indicated in the notes thereto, or (C) for consolidated financial statements included in Quarterly Reports on Form 10-Q, which are not prepared in accordance with GAAP) and (ii) fairly present or will fairly present the consolidated financial position of the Company and its subsidiaries as of the respective dates thereof and the consolidated results of operations and cash flows for the periods indicated (including reasonable estimates of normal and recurring year-end adjustments), except that
         (x) any unaudited interim financial statements were or will be subject to normal and recurring year-end adjustments and (y) any pro forma financial statements contained in such consolidated financial statements are not necessarily indicative of the consolidated financial position of the Company and its subsidiaries as of the respective dates thereof and the consolidated results of operations and cash flows for the periods indicated.

         SECTION 3.08. Absence of Certain Changes or Events. Except as disclosed in the Company SEC Reports filed prior to the date of this Agreement or as contemplated by this Agreement or as set forth in Schedule 3.08 of the Company Disclosure Schedule, since June 30, 1997, the Company and its subsidiaries have conducted their respective businesses only in the ordinary course and in a manner consistent with past practice and there has not been:
(i) any material damage, destruction or loss (whether or not covered by insurance) with respect to any material assets of the Company or any of its subsidiaries; (ii) any material change by the Company or its subsidiaries in their accounting methods, principles or practices (other than changes contemplated by GAAP or applicable SEC regulations); (iii) except for dividends by a subsidiary of the Company to the Company or another subsidiary of the Company, dividends paid by a subsidiary prior to the time it became a subsidiary, and except for regular semi-annual dividends with respect to the Company Common Stock in an amount not to exceed $0.07 per share, any declaration, setting aside or payment of any dividends or distributions in respect of shares of the Company Common Stock or the shares of stock of, or other equity interests in, any majority owned subsidiary of the Company, or any redemption, purchase or other acquisition by the Company or any of its subsidiaries of any of the Company's securities or any of the securities of any subsidiary of the Company; (iv) any increase in the benefits under, or the establishment or amendment of, any bonus, insurance, severance, deferred compensation, pension, retirement, profit sharing, stock option (including, without limitation, the granting of stock options, stock appreciation rights, performance awards, or restricted stock awards), stock purchase or other employee benefit plan, or any increase in the compensation payable or to become payable to directors, officers or employees of the Company or its subsidiaries, except for (A) increase in salaries or wages payable or to become payable in the ordinary course of business and consistent with past practice or (B) the granting of stock options pursuant to the Option Plans in the ordinary course of business to employees of the Company or its subsidiaries who are not directors or executive officers of the Company;
(v) any revaluation by the Company or any of its subsidiaries of any of their assets, including the writing down of the value of inventory or the writing down or off of notes or accounts receivable, other than in the ordinary course of business and consistent with past practices; (vi) any entry by the Company or any of its subsidiaries into any commitment or transaction material to the Company and its subsidiaries, taken as a whole (other than this Agreement and the transactions contemplated hereby or other than in the ordinary course of business); (vii) any material increase in indebtedness for borrowed money; or
(viii) any Company Material Adverse Effect.

         SECTION 3.09.    Absence of Litigation.  Except as set forth in
Schedule 3.09 of the Company Disclosure Schedule, there is no claim, action, suit, litigation, proceeding, arbitration or, to the knowledge of the Company, investigation of any kind, at law or in equity (including actions or proceedings seeking injunctive relief), pending or, to the knowledge of the Company, threatened against the Company or any of its subsidiaries or any properties or rights of the Company or any of its subsidiaries (except for claims, actions, suits, litigation, proceedings, arbitrations or investigations which could not reasonably be expected to have a Company Material Adverse Effect), and neither the Company nor any of its subsidiaries is subject to any continuing order of, consent decree, settlement agreement or other similar written agreement with, or, to the knowledge of the Company, continuing investigation by, any Governmental Entity, or any judgment, order, writ, injunction, decree or award of any Government Entity or arbitrator, including, without limitation, cease-and-desist or other orders.

         SECTION 3.10.    Employee Benefit Plans; Labor Matters.

                 (a) Set forth in Schedule 3.10 to the Company Disclosure Schedule is a complete and correct list of all "employee benefit plans" (as defined in the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), all plans or policies providing for "fringe benefits" (including but not limited to vacation, paid holidays, personal leave, employee discount, educational benefit or similar programs), and each other bonus, incentive compensation, deferred compensation, profit sharing, stock, severance, retirement, health, life, disability, group insurance, employment, stock option, stock purchase, stock appreciation right, supplemental unemployment, layoff, consulting, or any other similar plan, agreement, policy or understanding (whether written or oral, qualified or nonqualified, currently effective or terminated), and any trust, escrow or other agreement related thereto, which (a) is or has been established, maintained or contributed to by the Company or any ERISA Affiliate and with respect to which the Company or any ERISA Affiliate has any liability, or (b) provides benefits, or describes policies or procedures applicable, to any officer, employee, director, former officer, former employee or former director of the Company or any ERISA Affiliate, or any dependent thereof, regardless of whether funded (each, an "Employee Plan," and collectively, the "Employee Plans").

                 (b) Except as set forth in Schedule 3.10 of the Company Disclosure Schedule, no written or oral representations have been made to any employee or officer or former employee or officer of the Company or its subsidiaries promising or guaranteeing any coverage under any employee welfare plan for any period of time beyond the end of the current plan year (except to the extent of coverage required under Code Section 4980B). Except as set forth in Schedule 3.10 of the Company Disclosure Schedule, the consummation of the transactions contemplated by this Agreement will not accelerate the time of payment or vesting, or increase the amount of compensation (including amounts due under Employee Plans) due to any employee, officer, former employee or former officer of the Company, or its subsidiaries.

                 (c) Except as set forth in Schedule 3.10 of the Company Disclosure Schedule, all employees of the Company and its subsidiaries are terminable at the will of the Company, and neither the Company, nor any present or former director, or officer, employee or agent of the Company has made any binding commitments of the Company or any of its subsidiaries, written or verbal, to any present or former director, officer, agent or employee concerning his term, condition, benefits or employment.

                 (d) With respect to each Employee Plan, the Company has furnished or made available to Buyer true, correct and complete copies of (i) the plan documents and summary plan description; (ii) the most recent determination letter received from the Internal Revenue Service; (iii) the annual reports required to be filed for the three most recent plan years of each such Employee Plan; (iv) all related trust agreements, insurance contracts or other funding agreements which implement such Employee Plan; and (v) all other documents, records or other materials related thereto reasonably requested by Buyer.

                 (e) The Retirement Plan for Employees of Computer Data Systems, Inc., the 401(k) Savings Plan for Employees of Computer Data Systems, Inc., the Supplemental Deferred Compensation Plan and the Supplementary Benefit Plan for Computer Data Systems, Inc. Non-Exempt Employees Assigned to Central Zone Contract No. GS04K96DED0100 are (i) the only employee pension benefit plans maintained by the Company or any ERISA Affiliate that are intended to qualify under

         Code Section 401; and (ii) meet the qualification requirements of the Code in form and operation; and such plans, and each trust (if any) forming a part thereof, has received a favorable determination letter from the Internal Revenue Service as to the qualification under the Code of such plan and the tax-exempt status of such related trust, and, except as set forth in Schedule 3.10 to the Company Disclosure Statement, nothing has occurred since the date of such determination letter that may adversely affect the qualification of such plan or the tax-exempt status of such related trust. Except as set forth in
         Schedule 3.10 of the Company Disclosure Schedule, all Employee Plans purporting to qualify for special tax treatment under any provision of the Code, including, without limitation, Code Sections 79, 105, 106, 125, 127, 129, 132, 421 or 501(c)(9) meet the requirement of such sections in form and in operation. All reports, returns or filings required by any government agency have been timely filed in accordance with all applicable requirements, except as could not reasonably be expected to have a Company Material Adverse Effect.

                 (f) Except as set forth in Schedule 3.10 of the Company Disclosure Schedule, no condition exists that would subject the Company, any ERISA Affiliate or Parent to any excise tax, penalty tax or fine related to any Employee Plan, except as could not reasonably be expected to have a Company Material Adverse Effect.

                 (g) Except as set forth in Schedule 3.10 of the Company Disclosure Schedule, there are no agreements which will or may provide payments to any officer, employee, stockholder, or highly compensated individual which, in connection with or as a result of the Merger and the transactions contemplated by this Agreement, will be "parachute payments" under Code Section 280G that are nondeductible to the Company or subject to tax under Code Section 4999 for which the Company or any ERISA Affiliate would have withholding liability.

                 (h) There is no Employee Plan that is subject to Part 3 of Title I of ERISA or Title IV of ERISA; each Employee Plan has been operated in all material respects in compliance with ERISA, the Code and all other applicable laws; none of the Employee Plans is a "multiple employer plan" or "multiemployer plan" (as described or defined in ERISA or the Code), nor has the Company or any ERISA Affiliate ever contributed or been required to contribute to any such plan; there are no material unfunded liabilities existing under any Employee Plans, and each Employee Plan could be terminated as of the Closing Date without any material liability to the Parent, the Company or any ERISA Affiliate.

                 (i) Except as set forth in Schedule 3.10 of the Company Disclosure Schedule, there are no material actions, suits, claims, audits, or investigations pending or, to the knowledge of the Company, threatened against, or with respect to, any of the Employee Plans or their assets, other than benefit claims in the normal course of plan operations; and except as set forth in Schedule 3.10 of the Company Disclosure Schedule and except as could not reasonably be expected to have a Company Material Adverse Effect, all contributions required to be made to the Employee Plans have been made.

                 (j) Neither the Company nor any of its subsidiaries is a party to any collective bargaining or other labor union contract. No collective bargaining agreement is being negotiated by the Company or any of its subsidiaries. Except as set forth in Schedule 3.10 of the Company Disclosure Schedule, the Company and its subsidiaries are in compliance in all material respects with all applicable laws respecting employment, employment practices and wages and hours.
         There is no pending or threatened labor dispute, strike or work stoppage against the Company or any of its subsidiaries which may materially interfere with the respective business activities of the Company or any of its subsidiaries. None of the Company, its subsidiaries or any of their respective representatives or employees has committed any material unfair labor practices in connection with the operation of the respective businesses of the Company or its subsidiaries, and there is no material pending or threatened charge or complaint against the Company or any of its subsidiaries by the National Labor Relations Board or any comparable state agency.

                 (k) Except as set forth in Schedule 3.10 of the Company Disclosure Schedule, neither the Company nor any of its subsidiaries is a party to or is bound by any severance agreements, programs, policies, plans or arrangements, whether or not written.
         Schedule 3.10(d) of the Company Disclosure Schedule sets forth, and the Company has provided or made available to Parent true and correct copies of, (i) all employment agreements with officers or employees of the Company or its subsidiaries; (ii) all agreements with consultants of the Company or its subsidiaries obligating the Company or any subsidiary to make annual cash payments in an amount exceeding $50,000; and (iii) all non-competition agreements with the Company.

                 (l) Set forth on Schedule 3.10 of the Company Disclosure Schedule is a complete listing of all employee benefit plans that are currently being reviewed by the Internal Revenue Service or Department of Labor under an Amnesty Program. Amnesty Program includes, but is not limited to any voluntary or involuntary entry into the Voluntary Compliance Resolutions programs (VCR), Closing Agreement Programs (CAP), or any other amnesty-type programs.

         SECTION 3.11.    Taxes.

                 (a) Except for such matters as would not have a Company Material Adverse Effect, and except as set forth on Schedule 3.11(a) to the Company Disclosure Schedule, (i) all returns and reports ("Tax Returns") of or with respect to any Tax which is required to be filed on or before the Closing Date by or with respect to the Company or any its subsidiaries have been or will be duly and timely filed, (ii) all items of income, gain, loss, deduction and credit or other items required to be included in each such Tax Return have been or will be so included and all information provided in each such Tax Return is true, correct and complete in all material respects, (iii) all Taxes which have become or will become due with respect to the period covered by each such Tax Return have been or will be timely paid in full, (iv) all withholding Tax requirements imposed on or with respect to the Company or any of its subsidiaries have been or will be satisfied in full in all material respects, and (v) no penalty, interest or other charge is or will become due with respect to the late filing of any such Tax Return or late payment of any such Tax, except where such penalty, interest or charge could not reasonably be expected to have a Company Material Adverse Effect.

                 (b) All Tax Returns of or with respect to the Company or any of its subsidiaries, with unexpired or extended statutes of limitations, which have not been audited by the applicable governmental authority are set forth in Schedule 3.11(b) to the Company Disclosure Schedule.

                 (c) Except as set forth on Schedule 3.11(c) to the Company Disclosure Schedule, there is not in force any extension of time with respect to the due date for the filing of any Tax Return of or with respect to the Company or any its subsidiaries or any waiver or agreement for any extension of time for the assessment, collection or payment of any Tax of or with respect to the Company or any of its subsidiaries.

                 (d) There are no pending audits, actions, proceedings, investigations, disputes or claims with respect to or against the Company or any of its subsidiaries for or with respect to any Taxes, no assessment, deficiency or adjustment has been assessed or, to the Company's knowledge, proposed with respect to any Tax Return of or with respect to the Company or any of its subsidiaries, and there is no reasonable basis on which any claim for material Taxes can be asserted against the Company or any of its subsidiaries, other than those disclosed on Schedule 3.11(d) to the Company Disclosure Schedule (true and correct copies of all such audit or similar reports having been made available to Parent) or which could not reasonably be expected to have a Company Material Adverse Effect.

                 (e) Except as set forth in Schedule 3.11(e) to the Company Disclosure Schedule, the total amounts set up as liabilities for current and deferred Taxes in the financial statements referred to in Section 3.07 of this Agreement are sufficient, in accordance with GAAP, to cover in all material respects the payment of all Taxes, whether or not assessed or disputed, which are, or are hereafter found to be, or to have been, due by or with respect to the Company and any of its subsidiaries up to and through the periods covered thereby.

                 (f) The Company has previously delivered or made available to Parent true and complete copies of each written Tax allocation or sharing agreement and a true and complete description of each unwritten Tax allocation or sharing arrangement affecting the Company or any of its subsidiaries.

                 (g) Except for statutory liens for current Taxes not yet due, no material liens for Taxes exist upon the assets of any of the Company or its subsidiaries.

                 (h) Neither the Company nor any of its subsidiaries will be required to include any amount in income for any taxable period beginning after [July 1, 1997] as a result of a change in accounting method for any taxable period ending on or before [June 30, 1997] or pursuant to any agreement with any Tax authority with respect to any such taxable period.

                 (i) Except as set forth on Schedule 3.11(i) to the Company Disclosure Schedule, none of the property of the Company or any of its subsidiaries is held in an arrangement for which partnership Tax Returns are being filed, and neither the Company nor any of its subsidiaries owns any interest in any controlled foreign corporation (as defined in section 957 of the Code), passive foreign investment company (as defined in section 1296 of the Code) or other entity the income of which is required to be included in the income of the Company or such subsidiary.

                 (j) Except as set forth on Schedule 3.11(j) to the Company Disclosure Schedule, none of the property of the Company or any of its subsidiaries is subject to a safe-harbor lease (pursuant to Section 168(f) (8) of the Internal Revenue Code of 1954 as in effect after the Economic Recovery Tax Act of 1981 and before the Tax Reform Act of 1986) or is "tax-exempt use property" (within the meaning of
         Section 168(h) of the Code) or "tax-exempt bond financed property" (within the meaning of Section 168(g)(5) of the Code).

                 (k) Except as set forth on Schedule 3.11(k) to the Company Disclosure Schedule, none of the transactions contemplated by this Agreement will result in any Tax liability or the recognition of any item of income or gain to the Company or any of its subsidiaries.

                 (l) Neither the Company nor any of its subsidiaries has made an election under Section 341(f) of the Code.

                 (m) Except as set forth in Schedule 3.11 of the Company Disclosure Schedule, neither the Company nor any subsidiary has ever been a member of an affiliated group of corporations (as defined in Section 1504(a) of the Internal Revenue Code) other than the group of which the Company is currently the common parent.

                 (n) Except as set forth in Schedule 3.11 of the Company Disclosure Schedule, neither the Company nor any subsidiary is or has ever been subject to Taxes in any jurisdiction outside the United States.

         SECTION 3.12.    Tax Matters; Pooling.

                 (a) Neither the Company nor, to the knowledge of the Company, any of its affiliates has taken or agreed to take any action that would prevent the Merger from (a) constituting a reorganization qualifying under the provisions of Section 368(a) of the Code or (b) being treated for financial accounting purposes as a "pooling of interests" in accordance with GAAP and the rules, regulations and interpretations of the SEC (a "Pooling Transaction").

                 (b) To the knowledge of the Company, there is no plan or intention by any stockholder of the Company who owns five percent or more of the Company Common Stock, and there is no plan or intention on the part of any of the remaining stockholders of the Company Common Stock, to sell, exchange or otherwise dispose of a number of shares of Parent Common Stock to be received in the Merger that would reduce the Company stockholders' ownership of Parent Common Stock to a number of shares having a value, as of the Effective Time, of less than 45 percent of the value of all of the Company Common Stock (including shares of the Company Common Stock exchanged for cash in lieu of fractional shares of Parent Common Stock) outstanding immediately prior to the Effective Time.

                 (c) Immediately following the Merger, the Company will hold at least 90 percent of the fair market value of its net assets and at least 70 percent of the fair market value of its gross assets held immediately prior to the Merger. For purposes of this representation, amounts used by the Company to pay Merger expenses and all redemptions and distributions made by the Company will be included as assets of the Company immediately prior to the Merger.

                 (d) The Company and the holders of the Company Common Stock will each pay their respective expenses, if any, incurred in connection with the Merger.

                 (e) There is no intercorporate indebtedness existing between the Company and Parent or between the Company and Merger Sub that was issued, acquired, or will be settled at a discount.

                 (f) The Company is not an investment company as defined in Section 368(a) (2) (F) (iii) and (iv) of the Code.

                 (g) The Company is not under the jurisdiction of a court in a title 11 or similar case within the meaning of Section 368(a)(3)(A) of the Code.

         SECTION 3.13.    Affiliates. Schedule 3.13 to the Company Disclosure
Schedule identifies all persons who the Company considers to be affiliates of the Company under Rule 145 of the Securities Act. Concurrently with the execution and delivery of this Agreement, the Company has delivered to Parent an executed letter agreement, substantially in the form of Exhibit A hereto, from certain of such persons identified on Schedule 3.13 to the Company Disclosure Schedule and will deliver to Parent within ten days after the date of this Agreement an executed letter agreement, substantially in the form of Exhibit A hereto, from each of the other persons identified on Schedule 3.13 to the Company Disclosure Schedule.

         SECTION 3.14. Certain Business Practices. None of the Company, any of its subsidiaries or any directors or officers, or to the knowledge of the Company any agents or employees, of the Company or any of its subsidiaries has individually or in the aggregate in any material respect (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, or (iii) made any other unlawful payment.

         SECTION 3.15. Environmental Matters. Except for matters disclosed in Schedule 3.15 of the Company Disclosure Schedule and except for matters that could not reasonably be expected to result, individually or in the aggregate with all other such matters, in liability to the Company or any of its subsidiaries in excess of $750,000, (i) the properties, operations and activities of the Company and its subsidiaries are in compliance with all applicable Environmental Laws; (ii) the Company and its subsidiaries and the properties and operations of the Company and its subsidiaries are not subject to any existing, pending or, to the knowledge of the Company, threatened action, suit, claim, investigation, inquiry or proceeding by or before any governmental authority under any Environmental Laws; (iii) all notices, permits, licenses, or similar authorizations, if any, required to be obtained or filed by the Company or any of its subsidiaries under any Environmental Laws in connection with any aspect of the business of the Company or its subsidiaries, including without limitation those relating to the treatment, storage, disposal or release of a hazardous or otherwise regulated substance, have been duly obtained or filed and will remain valid and in effect after the Merger, and the Company and its subsidiaries are in compliance with the terms and conditions of all such notices, permits, licenses and similar authorizations; (iv) the Company and its subsidiaries have satisfied and are currently in compliance with all financial responsibility requirements applicable to their operations and imposed by any governmental authority under any Environmental Laws, and the Company and its subsidiaries have not received any notice of noncompliance with any such financial responsibility requirements; (v) to the Company's knowledge, there are no physical or environmental conditions existing on any property of the Company or its subsidiaries or resulting from the Company's or such subsidiaries' operations or activities, past or present, at any location, that would give rise to any on-site or off-site remedial obligations imposed on the Company or any of its subsidiaries under any Environmental Laws or that would impact the soil, groundwater or surface water or human health (to the extent of exposure to hazardous substances); (vi) to the Company's knowledge, since the effective date of the relevant requirements of applicable Environmental Laws and to the extent required by such applicable Environmental Laws, all hazardous or otherwise regulated substances generated by the Company and its subsidiaries have been transported only by carriers authorized under Environmental Laws to transport such substances and wastes, and disposed of only at treatment, storage, and disposal facilities authorized under Environmental Laws to treat, store or dispose of such substances and wastes; (vii) there has been no exposure of any person or property to hazardous substances or any pollutant or contaminant, nor has there been any release of hazardous substances, or any pollutant or contaminant into the environment by the Company or its subsidiaries or in connection with their properties or operations that could reasonably be expected to give rise to any claim against the Company or any of its subsidiaries for damages or compensation; and (viii) subject to restrictions necessary to preserve any attorney client privilege, the Company and its subsidiaries have made available to Parent all internal and external environmental audits and studies and all correspondence on substantial environmental matters in the possession of the

Company or its subsidiaries relating to any of the current or former properties or operations of the Company and its subsidiaries.

         For purposes of this Agreement, the term "Environmental Laws" shall mean any and all laws, statutes, ordinances, rules, regulations, or orders of any Governmental Entity pertaining to health (to the extent of exposure to hazardous substances) the environment currently in effect in any and all jurisdictions in which the Company and its subsidiaries own property or conduct business, including without limitation, the Clean Air Act, as amended, the Comprehensive Environmental, Response, Compensation, and Liability Act of 1980 ("CERCLA"), as amended, the Federal Water Pollution Control Act, as amended, the Occupational Safety and Health Act of 1970, as amended, the Resource Conservation and Recovery Act of 1976 ("RCRA"), as amended, the Safe Drinking Water Act, as amended, the Toxic Substances Control Act, as amended, the Hazardous & Solid Waste Amendments Act of 1984, as amended, the Superfund Amendments and Reauthorization Act of 1986, as amended, the Hazardous Materials Transportation Act, as amended, the Oil Pollution Act of 1990 ("OPA"), any state laws implementing the foregoing federal laws, and all other environmental conservation or protection laws. For purposes of this Agreement, the terms "hazardous substance" and "release" have the meanings specified in CERCLA and RCRA and shall include petroleum and petroleum products, radon and PCB's, and the term "disposal" has the meaning specified in RCRA; provided, however, that to the extent the laws of the state in which the property is located establish a meaning for "hazardous substance," "release," or "disposal" that is broader than that specified in either CERCLA or RCRA, such broader meaning shall apply.

         SECTION 3.16. Vote Required. The only vote of the holders of any class or series of the Company capital stock necessary to approve the Merger is the affirmative vote of the holders of at least two-thirds of the outstanding shares of the Company Common Stock.

         SECTION 3.17. Brokers. Except as set forth in Schedule 3.17 to the Company Disclosure Schedule, no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company.

         SECTION 3.18. Insurance. Except as set forth in Schedule 3.18 to the Company Disclosure Schedule, the Company and each of its subsidiaries are currently insured, and during each of the past five calendar years have been insured, for reasonable amounts against such risks as companies engaged in a similar business and similarly situated would, in accordance with good business practice, customarily be insured.

         SECTION 3.19. Properties. Except as set forth on Schedule 3.19 to the Company Disclosure Schedule and except for liens arising in the ordinary course of business after the date hereof and properties and assets disposed of in the ordinary course of business after June 30, 1997, the Company and its subsidiaries have good and marketable title, free and clear of all liens (other than liens that could not reasonably be expected to have a Company Material Adverse Effect), to all their material properties and assets, whether tangible or intangible, real, personal or mixed, reflected in the June 30, 1997 consolidated balance sheet (as previously provided to

Parent) as being owned by the Company and its subsidiaries as of the date thereof or purported to be owned on the date hereof. All buildings, and all fixtures, equipment and other property and assets which are material to its business on a consolidated basis, held under leases by any of the Company or its subsidiaries are held under valid instruments enforceable by the Company or its subsidiaries in accordance with their respective terms. Substantially all of the Company's and its subsidiaries' equipment in regular use has been well maintained and is in good and serviceable condition, except for failures to be in good and serviceable condition that could not reasonably be expected to have a Company Material Adverse Effect.

         SECTION 3.20.    Certain Material Contracts.

                 (a) Schedule 3.20(a) to the Company Disclosure Schedule lists each of the following agreements and arrangements (whether written or oral and including all amendments thereto) to which the Company or any of its subsidiaries is a party or a beneficiary or by which the Company or any of its subsidiaries is bound that are material, directly or indirectly, to the business of the Company and any of its subsidiaries, taken as a whole (collectively, the "Material Contracts") (i) any supply, distribution or other agreements or arrangements pursuant to which the Company or its subsidiaries sell or distribute any products or services and which is not cancelable within 30 days notice without penalty that reasonably could be expected to result in fiscal year 1997 or 1998 revenues in excess of $5,000,000;
         (ii) any warranty agreements or arrangements under which the Company or any of its subsidiaries has any liability with a value in excess of $250,000; (iii) any capital or operating leases or conditional sales agreements relating to vehicles or equipment with a value in excess of $250,000; (iv) any agreements or arrangements pursuant to which the Company or any of its subsidiaries is entitled or obligated to acquire any assets from a third party in excess of $250,000; (v) material insurance policies currently in effect; (vi) any agreement evidencing, securing or otherwise relating to any indebtedness for which the Company or any of its subsidiaries has any liability in excess of $250,000, (vii) any agreement with or for the benefit of any stockholder, director, officer or employee of the Company or any of its subsidiaries, or any affiliate or family member thereof (other than employee benefit plans, benefit arrangements and other compensatory arrangements referred to in Section 3.10); and (viii) any other agreement or arrangement (other than contracts for the purchase or sale of goods or services in the ordinary course of business in connection with the performance of the Company's contracts) pursuant to which the Company or any of its subsidiaries could be required to make or be entitled to receive aggregate payments in excess of $250,000 and which is not cancelable within 30 days notice without penalty.

                 (b) The Company and its subsidiaries have performed all of their obligations under each Material Contract and there exists no breach or default (or event that with notice or lapse of time would constitute a breach or default) under any Material Contract, except as could not reasonably be expected to have a Company Material Adverse Effect.

                 (c) Except as set forth in Schedule 3.20 of the Company Disclosure Schedule, on the date hereof and on the Closing Date, each Material Contract is valid, binding and in full force and effect and enforceable in all material respects in accordance with its respective terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, fraudulent conveyance or other similar laws affecting the enforcement of creditors' rights generally and subject to general principles of equity. Except as set forth in Schedule 3.20 of the Company Disclosure Schedule, there has been no termination or, to the Company's knowledge, threatened termination or notice of default under any Material Contract. The Company has delivered or made available to Parent a copy of each written Material Contract.

                 (d) Except as set forth in Schedule 3.20(d) to the Company Disclosure Schedule, no consent of any person is required in connection with the transactions contemplated by this Agreement in order to preserve the rights of the Company or any of its subsidiaries under or to prevent any disadvantage to the Company or any of its subsidiaries in respect of any Material Contract after the Effective Time.

         SECTION 3.21. Principal Customers; Competing Interests. The Company has made available to Parent a list of the ten largest customers by dollar volume of sales for fiscal year 1997 of the Company and its subsidiaries (the "Largest Customers"), with the amount of revenues attributable to each such customer, for the Company's 1996 and 1997 fiscal years. Except as described in such Schedule 3.21, none of the Largest Customers has terminated or materially altered its relationship with the Company since the beginning of the Company's 1996 fiscal year, or, to the Company's knowledge, threatened to do so or otherwise notified the Company of any intention to do so, and there has been no material dispute with any of the Largest Customers since the beginning of the Company's 1996 fiscal year. Except as described in such
Schedule 3.21, none of the Company, any of its subsidiaries, any director, officer or stockholder of any of the foregoing owns, directly or indirectly, an interest in any entity that is a competitor, customer or supplier of the Company or any of its subsidiaries or that otherwise has business dealings with the Company or any of its subsidiaries that are material to the Company and its subsidiaries taken as a whole, other than the beneficial ownership of not more than 1% of the voting securities of any such entity that are publicly traded.

         SECTION 3.22. Intellectual Property Rights. There are no registered patents, trademarks, service marks, trade names or copyrights, or applications for or licenses (to or from the Company or any of its subsidiaries) with respect to any of the foregoing that are material to the Company and its subsidiaries taken as a whole, that (a) are owned by the Company or any of its subsidiaries, or with respect to which the Company or any of its subsidiaries has any rights, or (b) are used, whether directly or indirectly, by the Company or any of its subsidiaries, other than as set forth on Schedule 3.22 to the Company Disclosure Schedule. Except as set forth in
Schedule 3.22 of the Company Disclosure Schedule, the Company and its subsidiaries have the right to use the trademarks and trade names set forth on such Schedule 3.22 and any other computer software and software licenses, intellectual property, proprietary information, trade secrets, trademarks, trade names, copyrights, material and manufacturing specifications, drawings and designs used by the Company or any of its subsidiaries and material to the operation of the business of the Company or any of its subsidiaries (collectively, "Intellectual Property"), without infringing on or otherwise acting adversely to the rights or claimed rights of any person, except to the extent such infringement or actions adverse to another's rights or claimed rights could not reasonably be expected to have a Company Material Adverse Effect. Except as set forth on Schedule 3.22 to the Company Disclosure Schedule, neither the Company nor any of its subsidiaries is obligated to pay any royalty or other consideration material to the Company and its subsidiaries taken as a whole to any person in connection with the use of any Intellectual Property. Except as set forth in Schedule 3.22 of the Company Disclosure Schedule and as could not reasonably be expected to have a Company Material Adverse Effect, to the Company's knowledge, no other person is infringing on the rights of the Company and its subsidiaries in any of their Intellectual Property.

         SECTION 3.23. Information Supplied. Without limiting any of the representations and warranties contained herein, no representation or warranty of the Company and no statement by the Company or other information contained in the Company Disclosure Schedule, any side letters delivered or entered into by the Company pursuant to this Agreement or any document incorporated therein by reference as of the date of such representation, warranty, statement or document, contains any untrue statement of material fact, or omits to state a material fact necessary in order to make the statements contained therein, in light of the circumstances under which such statements were made (but after taking into account (i) all such representations, warranties, statements or documents and (ii) the information included in the Company's reports filed with the SEC on or after July 1, 1996), not misleading.

         SECTION 3.24. Opinion of Financial Advisor. The Company has received the opinion of Legg Mason Wood, Incorporated to the effect that, as of the date of delivery of such opinion, the Merger Consideration to be received by the holders of the Company Common Stock in the Merger is fair, from a financial point of view, to such holders.

         SECTION 3.25.    [Reserved]

         SECTION 3.26.    Federal Government Contracts.

                 (a) Except as set forth in Schedule 3.26 to the Company Disclosure Schedule, (i) none of the federal government contracts of the Company or its subsidiaries have been terminated for default or convenience; (ii) no show cause or cure notices, as defined by each contract or applicable federal regulation, have been issued; and (iii) neither the Company nor its subsidiaries have received any notices to cure any defaults of the contracts. In addition, to the Company's knowledge, there are no material delivery or performance problems or issues on the part of the Company or its subsidiaries.

                 (b) Except as set forth in Schedule 3.26 to the Company Disclosure Schedule, none of the Company's federal government contracts, to the Company's knowledge, are anticipated to be terminated for convenience or discontinued for any reason including for lack of funding or federal budget constraints.

                 (c) All information, data, representations, statements and certificates as submitted or provided to the government (the "Information") relative to federal government contracts of the Company or any of its subsidiaries were current, complete and accurate in all material respects as of the date made (including particularly invoices, claims or other requests for payments and any certificate regarding procurement integrity "or certificates of current cost and pricing data"), in each case to the extent of any open statute of limitations.

         SECTION 3.27. Parent Stock Ownership. Neither the Company nor any of its subsidiaries beneficially owns any shares of Parent Common Stock of other securities convertible into or exchangeable for Parent Common Stock.

                                   ARTICLE IV

                    REPRESENTATIONS AND WARRANTIES OF PARENT

         The Parent Companies hereby represent and warrant to the Company that:

         SECTION 4.01. Organization and Qualification. Each of the Parent Companies is a corporation duly organized, validly existing and in good standing under the laws of its state of incorporation and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted and is duly qualified and in good standing to do business in each jurisdiction in which the nature of the business conducted by it or the ownership or leasing of its properties makes such qualification necessary, other than where the failure to be so duly qualified and in good standing could not be reasonably expected to have a Parent Material Adverse Effect. The term "Parent Material Adverse Effect" as used in this Agreement shall mean any change or effect that, individually or when taken together with all other such changes or effects (but after giving effect to application of insurance proceeds or other rights of indemnification in respect of such change or effect), could reasonably be expected to be materially adverse to the business, operations, assets, financial condition, or results of operations of Parent and its subsidiaries, taken as a whole.

         SECTION 4.02. Charter and Bylaws. Parent has heretofore furnished or made available to the Company a complete and correct copy of the charter and bylaws, as amended or restated, of each of the Parent Companies. Except as set forth in Schedule 4.02 of the disclosure schedule delivered to the Company by Parent on the date hereof (the "Parent Disclosure Schedule"), none of the Parent Companies is in violation of any of the provisions of its charter or bylaws.

         SECTION 4.03.    Capitalization.

                 (a)      The authorized capital stock of Parent consists of
         (i) 75,000,000 shares of Parent Common Stock, of which as of June 30, 1997, (x) 29,495,497 shares were issued and outstanding, (y) no shares were held in treasury and (z) 2,752,710 shares were reserved for future issuance pursuant to outstanding stock options and 6,405,686 shares were reserved for future issuance upon conversion of shares of Class B common stock, par value $0.01 per share, of Parent (the "Class B Common Stock"); (ii) 6,405,686 shares of Class B Common Stock of which all such shares were issued and outstanding; and (iii) 3,000,000 shares of preferred stock, par value $0.01 per share ("Parent Preferred Stock"), of which no shares are issued and outstanding. Except as described in this Section 4.03 or in Schedule 4.03(a) of the Parent Disclosure Schedule, as of the date of this Agreement, no shares of capital stock of Parent are reserved for any purpose. The outstanding shares of capital stock of Parent are duly authorized, validly issued, fully paid and nonassessable, and have not been issued in violation of (nor are any of the authorized shares of capital stock of Parent subject to) any preemptive or similar rights created by statute, the charter or bylaws of Parent, or any agreement to which Parent is a party or bound.

                 (b)      Except as set forth in Section 4.03(a) above or in
         Schedule 4.03(b)(i) to the Parent Disclosure Schedule, there are no options, warrants or other rights, agreements, arrangements or commitments of any character to which the Parent or any of its subsidiaries is a party relating to the issued or unissued capital stock of the Parent or any of its subsidiaries or obligating the Parent or any of its subsidiaries to grant, issue or sell any shares of the capital stock of the Parent or any of its subsidiaries, by sale, lease, license or otherwise. Except as set forth in Schedule 4.03(b)(ii) to the Parent Disclosure Schedule, there are no obligations, contingent or otherwise, of the Parent or any of its subsidiaries to (A) repurchase, redeem or otherwise acquire any shares of the Parent Common Stock or other capital stock of the Parent, or the capital stock or other equity interests of any subsidiary of the Parent; or (B) (other than advances to subsidiaries in the ordinary course of business) provide material funds to, or make any material investment in (in the form of a loan, capital contribution or otherwise), or provide any guarantee with respect to the obligations of, any subsidiary of the Parent or any other person. Except as described in Schedule 4.03(b)(iii) to the Parent Disclosure Schedule, neither the Parent nor any of its subsidiaries (x) directly or indirectly owns, (y) has agreed to purchase or otherwise acquire or
         (z) holds any interest convertible into or exchangeable or exercisable for 5% or more of the capital stock of any corporation, partnership, joint venture or other business association or entity. Except as set forth in Schedule 4.03(b)(iv) of the Parent Disclosure Schedule and except for any agreements, arrangements or commitments between the Parent and its subsidiaries or between such subsidiaries, there are no agreements, arrangements or commitments of any character (contingent or otherwise) pursuant to which any person is or may be entitled to receive any payment based on the revenues or earnings, or calculated in accordance therewith, of the Parent or any of its subsidiaries. There are no voting trusts, proxies or other agreements or understandings to which the Parent or any of its subsidiaries is a party or by which the Parent or any of its subsidiaries is bound with respect to the voting of any shares of capital stock of the Parent or any of its subsidiaries.

                 (c) The authorized capital stock of Merger Sub consists of 1,000 shares of common stock, par value $0.01 per share ("Merger Sub Common Stock"). As of the date of this Agreement, 100 shares of Merger Sub Common Stock were issued and outstanding and held by Parent, all of which are duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights created by statute, Merger Sub's charter or bylaws or any agreement to which Merger Sub is a party or is bound.

                 (d) The shares of Parent Common Stock to be issued pursuant to the Merger (i) will be duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights created by statute, Parent's charter or bylaws or any agreement to which Parent is a party or is bound and (ii) will, when issued, be listed on the NYSE.

         SECTION 4.04. Authority. Each of the Parent Companies has all requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby (subject to, with respect to the issuance of the Parent Common Stock in the Merger, the approval thereof by the holders of the Parent Common Stock as described in Section 4.12). The execution and delivery of this Agreement by each of the Parent Companies and the consummation by each of the Parent Companies of the transactions contemplated hereby have been duly authorized by all necessary corporate action and no other corporate proceedings on the part of any of the Parent Companies are necessary to authorize this Agreement or to consummate the transactions contemplated hereby (subject to, with respect to the issuance of the Parent Common Stock in the Merger, the approval thereof by the holders of the Parent Common Stock as described in
Section 4.12). This Agreement has been duly executed and delivered by each of the Parent Companies and, assuming the due authorization, execution and delivery thereof by the Company, constitutes the legal, valid and binding obligation of each of the Parent Companies.

         SECTION 4.05.    No Conflict; Required Filings and Consent.

                 (a) Except as set forth in Schedule 4.05 of the Parent Disclosure Schedule, the execution and delivery of this Agreement by each of the Parent Companies does not, and the consummation of the transactions contemplated hereby will not (i) conflict with or violate the charter or bylaws, or the equivalent organizational documents, in each case as amended or restated, of Parent or any of Parent's subsidiaries, (ii) conflict with or violate any Laws applicable to Parent or any of Parent's subsidiaries or by which any of their properties is bound or subject, or (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or encumbrance on any of the properties or assets of Parent or any of Parent's subsidiaries pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Parent or any of Parent's subsidiaries is a party or by or to which Parent or any of Parent's subsidiaries or any of their respective properties is bound or subject, except in the case of clauses (ii) and (iii) where such conflict, violation, breach, default, right, requirement, lien or encumbrance could not reasonably be expected to have a Parent Material Adverse Effect. The Board of Directors of the Parent has taken all actions necessary under Delaware Law, including approving the transactions contemplated by this Agreement and taking appropriate actions under any stockholder protection laws applicable to the Parent or any of its subsidiaries, to ensure that restrictions on business combinations or the owning or voting of the capital stock of the Parent or any of its subsidiaries do not, and will not apply in respect or as a result of the transactions contemplated by this Agreement.

                 (b) The execution and delivery of this Agreement by each of the Parent Companies does not, and the consummation of the transactions contemplated hereby will not, require any of the Parent Companies to obtain any consent, license, permit, approval, waiver, authorization or order of, or to make any filing with or notification to, any Governmental Entities, except for applicable requirements, if any, of the Securities Act, the Exchange Act, Blue Sky Laws, the HSR Act and those matters referenced in Schedule 4.05(b) of the Parent Disclosure Schedule and the filing and recordation of appropriate merger documents as required by Maryland Law.

         SECTION 4.06.    Permits; Compliance.  Except as set forth in Schedule
4.06 of the Parent Disclosure Schedule, each of Parent and its subsidiaries is in possession of all material franchises, grants, authorizations, licenses, permits, easements, variances, exemptions, consents, certificates, approvals and orders necessary to own, lease and operate its properties and to carry on its business as it is now being conducted (collectively, the "Parent Permits"), and there is no action, proceeding or investigation pending or, to the knowledge of Parent, threatened regarding suspension or cancellation of any of the Parent Permits. Except as set forth in Schedule 4.06 of the Parent Disclosure Schedule, neither Parent nor any of its subsidiaries is in material conflict with, or in material default or violation of (a) any Law applicable to Parent or any of its subsidiaries or by or to which any of their respective properties is bound or subject or (b) any of the Parent Permits. Except as set forth in Schedule 4.06 of the Parent Disclosure Schedule, since June 30, 1995, neither Parent nor any of its subsidiaries has received from any Governmental Entity any written notification with respect to possible material conflicts, defaults or violations of Laws.

         SECTION 4.07.    SEC Reports; Financial Statements.

                 (a) Since June 30, 1995, Parent and its subsidiaries have filed all forms, reports, statements and other documents required to be filed with the SEC, including, without limitation, (1) all Annual Reports on Form l0-K, (2) all Quarterly Reports on Form 10-Q, (3) all proxy statements relating to meetings of stockholders (whether annual or special), (4) all Current Reports on Form 8-K and (5) all other reports, schedules, registration statements or other documents (collectively, the "Parent SEC Reports"). The Parent SEC Reports, including all Parent SEC Reports filed after the date of this Agreement and prior to the Effective Time (x) were or will be prepared in all material respects in accordance with the requirements of applicable Law and (y) did not at the time they were filed, or will not at the time they are filed, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

                 (b) Each of the consolidated financial statements (including, in each case, any related notes thereto) contained in the Parent SEC Reports filed prior to the Effective Time (i) have been or will be prepared in accordance with the published rules and regulations of the SEC and generally accepted accounting principles applied on a consistent basis throughout the periods involved (except
         (A) to the extent required by changes in generally accepted accounting principles and (B) with respect to Parent SEC Reports filed prior to the date of this Agreement, as may be indicated in the notes thereto) and (ii) fairly present or will fairly present the consolidated financial position of Parent and its subsidiaries as of the respective dates thereof and the consolidated results of operations and cash flows for the periods indicated (including reasonable estimates of normal and recurring year-end adjustments), except that (x) any unaudited interim financial statements were or will be subject to normal and recurring year-end adjustments and (y) any pro forma financial information contained in such consolidated financial statements is not necessarily indicative of the consolidated financial position of Parent and its subsidiaries as of the respective dates thereof and the consolidated results of operations and cash flows for the periods indicated.

         SECTION 4.08. Absence of Certain Changes or Events. Except as disclosed in the Parent SEC Reports filed prior to the date of this Agreement or as contemplated by this Agreement or as set forth in Schedule 4.08 to the Parent Disclosure Schedule, since June 30, 1997, each of Parent and its subsidiaries have conducted their respective businesses only in the ordinary course and in a manner consistent with past practice, and there has not been:
(i) any material damage, destruction or loss (whether or not covered by insurance) with respect to any material assets of Parent or any of its subsidiaries; (ii) any material change by Parent or its subsidiaries in their accounting methods, principles or practices; (iii) except for dividends by a subsidiary of Parent to Parent or another subsidiary of Parent, any declaration, setting aside or payment of any dividends or distributions in respect of shares of Parent Common Stock or the shares of stock of, or other equity interests in, any majority-owned subsidiary of Parent, or any redemption, purchase or other acquisition by Parent or any of Parent's subsidiaries of any of Parent's securities or any of the securities of any subsidiary of Parent; or (iv) any Parent Material Adverse Effect.

         SECTION 4.09.    Absence of Litigation.  Except as set forth in
Schedule 4.09 to the Parent Disclosure Schedule, there is no claim, action, suit, litigation, proceeding, arbitration or, to the knowledge of Parent, investigation of any kind, at law or in equity (including actions or proceedings seeking injunctive relief), pending or, to the knowledge or Parent, threatened against Parent or any of its subsidiaries or any properties or rights of Parent or any of its subsidiaries (except for claims, actions, suits, litigation, proceedings, arbitrations or investigations which could not reasonably be expected to have a Parent Material Adverse Effect) and neither Parent nor any of its subsidiaries is subject to any continuing order of, consent decree, settlement agreement or other similar written agreement with, or, to the knowledge of Parent, continuing investigation by, any Governmental Entity, or any judgment, order, writ, injunction, decree or award of any Governmental Entity or arbitrator, including, without limitation, cease-and-desist or other orders.

         SECTION 4.10.    Tax Matters; Pooling.

                 (a) None of the Parent Companies nor, to the knowledge of Parent, any of their affiliates has taken or agreed to take any action that would prevent the Merger (i) from constituting a reorganization qualifying under the provisions of Section 368(a) of the Code or (ii) from being treated as a Pooling Transaction for financial accounting purposes.

                 (b) There is no intercorporate indebtedness existing between Parent and the Company or between Merger Sub and the Company that was issued, acquired, or will be settled at a discount.

                 (c) Parent has no present plan or intention to sell or dispose of any of the assets of the Company or any of its subsidiaries after the Effective Time, except for (i) sales, transfers or other distributions made in the ordinary course of business and (ii) transfers described in Section 368(a)(2)(C) of the Code.

                 (d) Parent has no present plan or intention to reacquire any of the shares of Parent Common Stock it will issue to stockholders of the Company in the Merger.

                 (e) Following the Effective Time, Parent currently intends to continue the historic businesses of the Company and its subsidiaries that are presently conducted.

         SECTION 4.11. Vote Required. The only vote of the holders of any class or series of Parent capital stock necessary to approve the issuance of the Parent Common Stock in the Merger is, pursuant to the requirements of the NYSE, the affirmative vote of the holders of a majority of the outstanding shares of the common stock of Parent voted on the proposal to so issue the Parent Common Stock; provided that the total vote cast on such proposal represents over 50% in interest of the outstanding common stock of Parent. No vote of the holders or any class or series of Parent capital stock is required to approve the Merger and adopt this Agreement. Parent, as the sole stockholder of Merger Sub, will promptly vote to approve the Merger and adopt this Agreement.

         SECTION 4.12. Brokers. Except as set forth on Schedule 4.12 to the Parent Disclosure Schedule, no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of any of the Parent Companies.

         SECTION 4.13. Information Supplied. Without limiting any of the representations and warranties contained herein, no representation or warranty of Parent and no statement by the Parent or other information contained in the Parent Disclosure Schedule, any side letters delivered or entered into by the Parent pursuant to this Agreement or any document incorporated therein by reference as of the date of such representation, warranty, statement or document, contains any untrue statement of material fact, or omits to state a material fact necessary in order to make the statements contained therein, in light of the circumstances under which such statements were made (but after taking into account (i) all such representations, warranties, statements or documents and (ii) the information included in Parent's reports filed with the SEC on or after July 1, 1996), not misleading.

         SECTION 4.14. Opinion of Financial Advisor. Parent has received the opinion of Smith Barney Inc. to the effect that, as of the date of the Agreement, the Exchange Ratio is fair, from a financial point of view, to Parent.

         SECTION 4.15.    [Reserved]

         SECTION 4.16.    Employee Benefit Plans; Labor Matters.

                 (a)      The Affiliated Computer Services, Inc. Savings Plan
         (a) is the only employee pension benefit plan maintained by the Parent or any ERISA Affiliate that is intended to qualify under Code Section 401; and (b) meets the qualification requirements of the Code in form and operation, and such plan, and each trust (if any) forming a part thereof, has received a favorable determination letter from the Internal Revenue Service as to the qualification under the Code of such plan and the tax-exempt status of such related trust, and nothing has occurred since the date of such determination letter that may adversely affect the qualification of such plan or the tax-exempt status of such related trust. Except as set forth in Schedule 4.16 of the Parent Disclosure Schedule, all Employee Plans purporting to qualify for special tax treatment under any provision of the Code, including, without limitation, Code Sections 79, 105, 106, 125, 127, 129, 132, 421 or 501(c)(9) meet the requirement of such sections in form and in operation. All reports, returns or filings required by any government agency have been filed in accordance with all applicable requirements.

                 (b) Except as set forth in Schedule 4.16 of the Company Disclosure Schedule, no condition exists that would subject the Parent, any ERISA Affiliate or Parent to any excise tax, penalty tax or fine related to any Employee Plan, except as could not reasonably be expected to have a Parent Material Adverse Effect.

                 (c) There is no Employee Plan that is subject to Part 3 of Title I of ERISA or Title IV of ERISA; each Employee Plan has been operated in all material respects in compliance with ERISA, the Code and all other applicable laws; none of the Employee Plans is a "multiple employer plan" or "multiemployer plan" (as described or defined in ERISA or the Code), nor has the Parent or any ERISA Affiliate ever contributed or been required to contribute to any such plan; there are no material unfunded liabilities existing under any Employee Plans, and each Employee Plan could be terminated as of the Closing Date without any material liability to the Parent, the Parent or any ERISA Affiliate.

                 (d) Except as set forth in Schedule 4.16 of the Parent Disclosure Schedule, there are no material actions, suits, claims, audits, or investigations pending or, to the knowledge of the Parent, threatened against, or with respect to, any of the Employee Plans or their assets, other than benefit claims in the normal course of plan operations, and except as set forth in
         Schedule 4.16 of the Parent Disclosure Schedule and except as could not reasonably be expected to have a Parent Material Adverse Effect, all contributions required to be made to the Employee Plans have been made.

         SECTION 4.17. Certain Business Practices. None of the Parent, any of its subsidiaries or any directors or officers, or to the knowledge of Parent, any agents or employees, of the Parent or any of its subsidiaries has individually or in the aggregate in any material respect (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, or (iii) made any other unlawful payment.

         SECTION 4.18. Environmental Matters. Except for matters disclosed in Schedule 4.18 of the Parent Disclosure Schedule and except for matters that could not reasonably be expected to result, individually or in the aggregate with all other such matters, in liability to the Parent or any of its subsidiaries in excess of $750,000, (i) the properties, operations and activities of the Parent and its subsidiaries are in compliance with all applicable Environmental Laws; (ii) the Parent and its subsidiaries and the properties and operations of the Parent and its subsidiaries are not subject to any existing, pending or, to the knowledge of the Parent, threatened action, suit, claim, investigation, inquiry or proceeding by or before any governmental authority under any Environmental Laws; (iii) all notices, permits, licenses, or similar authorizations, if any, required to be obtained or filed by the Parent or any of its subsidiaries under any Environmental Laws in connection with any aspect of the business of the Parent or its subsidiaries, including without limitation those relating to the treatment, storage, disposal or release of a hazardous or otherwise regulated substance, have been duly obtained or filed and will remain valid and in effect after the Merger, and the Parent and its subsidiaries are in compliance with the terms and conditions of all such notices, permits, licenses and similar authorizations; (iv) the Parent and its subsidiaries have satisfied and are currently in compliance with all financial responsibility requirements applicable to their operations and imposed by any governmental authority under any Environmental Laws, and the Parent and its subsidiaries have not received any notice of noncompliance with any such financial responsibility requirements; (v) to the Parent's knowledge, there are no physical or environmental conditions existing on any property of the Parent or its subsidiaries or resulting from the Parent's or such subsidiaries' operations or activities, past or present, at any location, that would give rise to any on-site or off-site remedial obligations imposed on the Parent or any of its subsidiaries under any Environmental Laws or that would impact the soil, groundwater, or surface water or human health (to the extent of exposure to hazardous substances); (vi) to the Parent's knowledge, since the effective date of the relevant requirements of applicable Environmental Laws and to the extent required by such applicable Environmental Laws, all hazardous or otherwise regulated substances generated by the Parent and its subsidiaries have been transported only by carriers authorized under Environmental Laws to transport such substances and wastes, and disposed of only at treatment, storage, and disposal facilities authorized under Environmental Laws to treat, store or dispose of such substances and wastes; (vii) there has been no exposure of any person or property to hazardous substances or any pollutant or contaminant, nor has there been any release of hazardous substances, or any pollutant or contaminant into the environment by the Parent or its subsidiaries or in connection with their properties or operations that could reasonably be expected to give rise to any claim against the Parent or any of its subsidiaries for damages or compensation; and (viii) subject to restrictions necessary to preserve any attorney client privilege, the Parent and its subsidiaries have made available to Parent all internal and external environmental audits and studies and all correspondence on substantial environmental matters in the possession of the Parent or its subsidiaries relating to any of the current or former properties or operations of the Parent and its subsidiaries.

         For purposes of this Agreement, the term "Environmental Laws" shall mean any and all laws, statutes, ordinances, rules, regulations, or orders of any Governmental Entity pertaining to health (to the extent of exposure to hazardous substances) or the environment currently in effect in any and all jurisdictions in which the Parent and its subsidiaries own property or conduct business, including without limitation, the Clean Air Act, as amended, the Comprehensive Environmental, Response, Compensation, and Liability Act of 1980 ("CERCLA"), as amended, the Federal Water Pollution Control Act, as amended, the Occupational Safety and Health Act of 1970, as amended, the Resource Conservation and Recovery Act of 1976 ("RCRA"), as amended, the Safe Drinking Water Act, as amended, the Toxic Substances Control Act, as amended, the Hazardous & Solid Waste Amendments Act of 1984, as amended, the Superfund Amendments and Reauthorization Act of 1986, as amended, the Hazardous Materials Transportation Act, as amended, the Oil Pollution Act of 1990 ("OPA"), any state laws implementing the foregoing federal laws, and all other environmental conservation or protection laws. For purposes of this Agreement, the terms "hazardous substance" and "release" have the meanings specified in CERCLA and RCRA and shall include petroleum and petroleum products, radon and PCB's, and the term "disposal" has the meaning specified in RCRA; provided, however, that to the extent the laws of the state in which the property is located establish a meaning for "hazardous substance," "release," or "disposal" that is broader than that specified in either CERCLA or RCRA, such broader meaning shall apply.

         SECTION 4.19. Insurance. Except as set forth on Schedule 4.19 to the Parent Disclosure Schedule, the Parent and each of its subsidiaries are currently insured, and during each of the past five calendar years have been insured, for reasonable amounts against such risks as companies engaged in a similar business and similarly situated would, in accordance with good business practice, customarily be insured.

         SECTION 4.20. Intellectual Property Rights. There are no registered patents, trademarks, service marks, trade names or copyrights, or applications for or licenses (to or from the Parent or any of its subsidiaries) with respect to any of the foregoing that are material to the Parent and its subsidiaries taken as a whole, that (a) are owned by the Parent or any of its subsidiaries, or with respect to which the Parent or any of its subsidiaries has any rights, or (b) are used, whether directly or indirectly, by the Parent or any of its subsidiaries, other than as set forth on Schedule 4.20 to the Parent Disclosure Schedule. Except as set forth in Schedule 4.20 of the Parent Disclosure Schedule, the Parent and its subsidiaries have the right to use the trademarks and trade names set forth on such Schedule 4.20 and any other computer software and software licenses, intellectual property, proprietary information, trade secrets, trademarks, trade names, copyrights, material and manufacturing specifications, drawings and designs used by the Parent or any of its subsidiaries and material to the operation of the business of the Parent or any of its subsidiaries (collectively, "Intellectual Property"), without infringing on or otherwise acting adversely to the rights or claimed rights of any person, except to the extent such infringement or actions adverse to another's rights or claimed rights could not reasonably be expected to have a Parent Material Adverse Effect. Except as set forth on
Schedule 4.20 to the Parent Disclosure Schedule, neither the Parent nor any of its subsidiaries is obligated to pay any royalty or other consideration material to the Parent and its subsidiaries taken as a whole to any person in connection with the use of any Intellectual Property. Except as set forth in
Schedule 4.20 of the Parent Disclosure Schedule and as could not reasonably be expected to have a Parent Material Adverse Effect, to the Parent's knowledge, no other person is infringing on the rights of the Parent and its subsidiaries in any of their Intellectual Property.

         SECTION 4.21. Credit Facilities. As of the date of this Agreement, Parent has, and as of the Closing Date Parent will have, sufficient cash and available sources of credit to repay any and all amounts outstanding under the Company's principal credit facility with NationsBank, N.A.

         SECTION 4.22. Company Common Stock. Neither Parent nor any of its subsidiaries beneficially owns any shares of Company Common Stock of other securities convertible into or exchangeable for Company Common Stock.

                                   ARTICLE V

                                   COVENANTS

         SECTION 5.01. Affirmative Covenants of the Company. The Company hereby covenants and agrees that, prior to the Effective Time, unless otherwise expressly contemplated by this Agreement or consented to in writing by Parent, the Company will and will cause its subsidiaries to:

                 (a) operate its business in all material respects in the usual and ordinary course consistent with past practices;

                 (b) use all reasonable efforts to preserve substantially intact its business organization, maintain its material rights and franchises, retain the services of its respective officers and key employees and maintain its relationships with its material customers and suppliers;

                 (c) maintain and keep its material properties and assets in as good repair and condition as at present, ordinary wear and tear excepted, and maintain supplies and inventories in quantities consistent with its customary business practice; and

                 (d) use all reasonable efforts to keep in full force and effect insurance and bonds comparable in amount and scope of coverage to that currently maintained.

         SECTION 5.02. Negative Covenants of the Company. Except as expressly contemplated by this Agreement, otherwise consented to in writing by Parent or set forth in Schedule 5.02 of the Company Disclosure Schedule, from the date of this Agreement until the Effective Time, the Company will not do, and will not permit any of its subsidiaries to do, any of the foregoing:

                 (a) (i) increase the compensation payable to or to become payable to any director or executive officer, unless such increase results from the operation of compensation arrangements in effect prior to the date hereof; (ii) grant any severance or termination pay (other than pursuant to the normal severance policy of the Company or its subsidiaries as in effect on the date of this Agreement or any of the agreements or arrangements disclosed in the Company Disclosure Schedule) to, or enter into or amend any employment or severance agreement with, any director, officer or employee; (iii) establish, adopt or enter into any employee benefit plan or arrangement; or (iv) except as may be required by applicable law and actions that are not inconsistent with the provisions of Section 6.08 of this Agreement, amend in any material respect, or take any other actions with respect to, any of the Benefit Plans or any of the plans, programs, agreements, policies or other arrangements described in Section 3.10(d) of this Agreement;

                 (b) declare or pay any dividend on, or make any other distribution in respect of, outstanding shares of capital stock, except for dividends by a wholly owned subsidiary of the Company to the Company or another wholly owned subsidiary of the Company and except for regular semi-annual dividends with respect to the Company Common Stock in an amount not to exceed $0.11 per share;

                 (c) (i) except as described in Schedule 3.03(b)(ii) of the Company Disclosure Schedule, redeem, purchase or otherwise acquire any shares of its or any of its subsidiaries' capital stock or any securities or obligations convertible into or exchangeable for any shares of its or its subsidiaries' capital stock (other than any such acquisition directly from any wholly owned subsidiary of the Company in exchange for capital contributions or loans to such subsidiary), or any options, warrants or conversion or other rights to acquire any shares of its or its subsidiaries' capital stock or any such securities or obligations (except in connection with the exercise of outstanding Stock Options in accordance with their terms); (ii) effect any reorganization or recapitalization; or (iii) split, combine or reclassify any of its or its subsidiaries' capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for, shares of its or its subsidiaries' capital stock;

                 (d) (i) except as described in Schedule 3.03(b)(i) of the Company Disclosure Schedule, issue, deliver, award, grant or sell, or authorize or propose the issuance, delivery, award, grant or sale (including the grant of any security interests, liens, claims, pledges, limitations in voting rights, charges or other encumbrances) of, any shares of any class of its or its subsidiaries' capital stock (including shares held in treasury), any securities convertible into or exercisable or exchangeable for any such shares, or any rights, warrants or options to acquire any such shares (except as permitted pursuant to Section 6.08 of this Agreement or for the issuance of shares upon the exercise of outstanding Stock Options); (ii) amend or otherwise modify the terms of any such rights or options the effect of which shall be to make such terms more favorable to the holders thereof; or (iii) except as contemplated by the terms of existing Stock Options, take any action to accelerate the exercisability of Stock Options;

                 (e) acquire or agree to acquire, by merging or consolidating with, by purchasing an equity interest in or a portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets of any other person (other than the purchase of assets from suppliers or vendors in the ordinary course of business and consistent with past practice);

                 (f) sell, lease, exchange, mortgage, pledge, transfer or otherwise dispose of, or agree to sell, lease, exchange, mortgage, pledge, transfer or otherwise dispose of, any of its material assets or any material assets of any of its subsidiaries, except for dispositions of inventories and of assets in the ordinary course of business and consistent with past practice;

                 (g) initiate, solicit or encourage (including by way of furnishing information or assistance), or take any other action to facilitate, any inquiries or the making of any proposal relating to, or that may reasonably be expected to lead to, any Competing Transaction (as defined below), or enter into discussions or negotiate with any person or entity in furtherance of such inquiries or to obtain a Competing Transaction, or agree to or endorse any Competing Transaction, or authorize or permit any of the officers, directors or employees of the Company or any of its subsidiaries or any investment banker, financial advisor, attorney, accountant or other representative retained by the Company or any of the Company's subsidiaries to take any such action, and the Company shall promptly notify Parent of all relevant terms of any such inquiries and proposals received by the Company or any of its subsidiaries or by any such officer, director, investment banker, financial advisor, attorney, accountant or other representative relating to any of such matters and if such inquiry or proposal is in writing, the Company shall promptly deliver or cause to be delivered to Parent a copy of such inquiry or proposal; provided, however, that nothing contained in this subsection (g) shall prohibit the Board of Directors of the Company from (i) furnishing information to, or entering into discussions or negotiations with, or following termination of this Agreement in accordance with Section 8.01, entering into an agreement with, any person or entity in connection with an unsolicited bona fide written proposal, by such person or entity to acquire the Company pursuant to a merger, consolidation, share exchange, business combination or other similar transaction or to acquire a substantial portion of the assets of the Company or any of its subsidiaries, if, and only to the extent that (A) the Board of

         Directors of the Company, after consultation with and based upon the advice of independent legal counsel, determines in good faith that such action is necessary for such Board of Directors to comply with its fiduciary duties to stockholders under applicable law and (B) prior to furnishing such information to, or entering into discussions or negotiations with, such person or entity the Company (x) provides one day's prior written notice to Parent to the effect that it is furnishing information to, or entering into discussions or negotiations with, such person or entity and (y) enters into with such person or entity a confidentiality agreement in reasonably customary form on terms not more favorable to such person or entity than the terms contained in that certain Confidentiality Agreement dated as of July 20, 1997 between Parent and the Company (the "Confidentiality Agreement"); (ii) complying with Rule 14e-2 or Rule 14d-9 promulgated under the Exchange Act with regard to a Competing Transaction; or
         (iii) failing to make or withdrawing or modifying its recommendation referred to in Section 6.02(a) if there exists a Competing Transaction and the Board of Directors of the Company, after consultation with and based upon the advice of independent legal counsel, determines in good faith that such action is necessary for such Board of Directors to comply with its fiduciary duties to stockholders under applicable law. For purposes of this Agreement, "Competing Transaction" shall mean any of the following (other than the transactions contemplated by this Agreement) involving the Company or any of its subsidiaries: (i) any merger, consolidation, share exchange, business combination or similar transaction; (ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition of 20% or more of the assets of the Company and its subsidiaries, taken as a whole, (iii) any tender offer or exchange offer for 20% or more of the outstanding shares of capital stock of the Company or the filing of a registration statement under the Securities Act in connection therewith; (iv) any person having acquired beneficial ownership of, or any group (as such term is used in Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder) having been formed which beneficially owns or has the right to acquire beneficial ownership of, 20% or more of the outstanding shares of capital stock of the Company; or (v) any public announcement of a proposal, plan or intention to do any of the foregoing or any agreement to engage in any of the foregoing;

                 (h) release any third party from its obligations, or grant any consent, under any existing standstill provision relating to a Competing Transaction or otherwise under any confidentiality or other agreement relating thereto, or fail to fully enforce any such agreement;

                 (i) adopt or propose to adopt any amendments to its charter or bylaws, which would have an adverse impact on the consummation of the transactions contemplated by this Agreement, except to the extent necessary to implement the Advisory Board contemplated by Section 1.05;

                 (j) (A) change any of its methods of accounting in effect at June 30, 1997, or (B) make or rescind any express or deemed election relating to Taxes, settle or compromise any claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to Taxes, or change any of its methods of reporting income or deductions for federal income tax purposes from those employed in the preparation of the federal income tax returns for the taxable year ending June 30, 1997, except, in each case, as may be required by Law or GAAP;

                 (k) incur any obligation for borrowed money or purchase money indebtedness, whether or not evidenced by a note, bond, debenture or similar instrument, except in the ordinary course of business consistent with past practice and in no event in excess of $250,000 in the aggregate (unless such borrowings are incurred under the Company's principal credit facility with NationsBank, N.A. and relate to working capital or capital expenditures in the ordinary course of business);

                 (l) enter into any arrangement, agreement or contract material to the Company and its subsidiaries taken as a whole with any third party (other than customers in the ordinary course of business) which provides for an exclusive arrangement with that third party or is substantially more restrictive on the Company or substantially less advantageous to the Company than arrangements, agreements or contracts existing on the date hereof;

                 (m) agree in writing or otherwise to do any of the foregoing.

         SECTION 5.03.    Affirmative and Negative Covenants of Parent.

                 (a) Parent hereby covenants and agrees that, prior to the Effective Time, unless otherwise expressly contemplated by this Agreement or consented to in writing by the Company, Parent will and will cause its material subsidiaries to:

                          (i) operate its business in all material respects in the usual and ordinary course consistent with past practices;

                          (ii) use all reasonable efforts to preserve substantially intact its business organization, maintain its material rights and franchises, retain the services of its respective officers and key employees and maintain its relationships with its material customers and suppliers;

                          (iii) maintain and keep its material properties and assets in as good repair and condition as at present, ordinary wear and tear excepted, and maintain supplies and inventories in quantities consistent with its customary business practice;

                          (iv) use all reasonable efforts to keep in full force and effect insurance and bonds comparable in amount and scope of coverage to that currently maintained; and

                          (v) take all actions necessary to cause Merger Sub to approve the Merger, this Agreement and the transactions contemplated thereby and hereby.

                 (b) Except as expressly contemplated by this Agreement, otherwise consented to in writing by the Company or set forth in
         Schedule 5.03 of the Parent Disclosure Schedule, from the date of this Agreement until the Effective Time, Parent will not do, and will not permit any of its subsidiaries to do, any of the following:

                          (i) knowingly take any action which would result in a failure to maintain the trading of the Parent Common Stock on the NYSE;

                          (ii) declare or pay any dividend on, or make any other distribution in respect of, outstanding shares of capital stock, except for dividends by a wholly owned subsidiary of Parent to Parent or another wholly owned subsidiary of Parent;

                          (iii) acquire or agree to acquire, by merging or consolidating with, by purchasing an equity interest in or a portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets of any other person (other than the purchase of assets from suppliers or vendors in the ordinary course of business and consistent with past practice), which, in each case, would prevent the consummation of the transactions contemplated by this Agreement;

                          (iv) adopt or propose to adopt any amendments to its charter or bylaws, which would have an adverse impact on the consummation of the transactions contemplated by this Agreement; or

                          (v) agree in writing or otherwise to do any of the foregoing.

                 With respect to Subsections 5.03(b)(iv) and (v) above, the parties hereto acknowledge that, in connection with the Parent's upcoming Annual Meeting of Stockholders, a proposed increase in the amount of the Parent's authorized Class A Common Stock to 500,000,000 shares and a proposed increase in the amount of the Parent's authorized Class B Common Stock to 14,000,000 shares and charter and bylaw amendments to implement for Parent a staggered Board of Directors consistent with the resolutions of the Parent's Board of Directors passed on August 5, 1997 do not violate or breach such subsections.

                 (c) Parent hereby expressly consents to the terms and conditions of, and assumes the obligations of the Company under, the split-dollar life insurance agreements between the Company and each of Clifford Kendall, Ted Tinsley and Mary Ann Mayhew as are disclosed on
         Schedule 3.10 to the Company Disclosure Schedule.

         SECTION 5.04.    Access and Information.

                 (a) Except as may be deemed necessary or appropriate to comply with applicable laws (including, without limitation, any requirements with respect to security clearances) and subject to any applicable privileges (including, without limitation, the attorney-client privilege), the Company shall, and shall cause its subsidiaries to (i) afford to Parent and its officers, directors, employees, accountants, consultants, legal counsel, agents and other representatives (collectively, the "Parent Representatives") reasonable access at reasonable times, upon reasonable prior notice, to the officers, employees, agents, properties, offices and other facilities of the Company and its subsidiaries and to the books and records thereof and (ii) furnish promptly to Parent and the Parent Representatives such information concerning the business, properties, contracts, records and personnel of the Company and its subsidiaries (including, without limitation, financial, operating and other data and information) as may be reasonably requested, from time to time, by Parent.

                 (b) Parent shall, and shall cause its subsidiaries to (i) afford to the Company and its officers, directors, employees, accountants, consultants, legal counsel, agents and other representatives (collectively, the " Company Representatives") reasonable access at reasonable times, upon reasonable prior notice, to the officers, employees, accountants, agents, properties, offices and other facilities of Parent and its subsidiaries and to the books and records thereof and (ii) furnish promptly to the Company and the Company Representatives such information concerning the business, properties, contracts, records and personnel of Parent and its subsidiaries (including, without limitation, financial, operating and other data and information) as may be reasonably requested, from time to time, by the Company.

                 (c)      Notwithstanding the foregoing provisions of this
         Section 5.04, neither party shall be required to grant access or furnish information to the other party to the extent that such access or the furnishing of such information is prohibited by law. No investigation by the parties hereto made heretofore or hereafter shall affect the representations and warranties of the parties which are herein contained and each such representation and warranty shall survive such investigation.

                 (d) The information received pursuant to Section 5.04(a) and (b) shall be deemed to be "Confidential Information" for purposes of the Confidentiality Agreement.

                                   ARTICLE VI

                             ADDITIONAL AGREEMENTS

         SECTION 6.01.    Meetings of Stockholders.

                 (a) The Company shall, promptly after the date of this Agreement, take all actions necessary in accordance with Maryland Law and its charter and bylaws to convene a meeting of the Company's stockholders to act on this Agreement (the "Company Stockholders Meeting"), and the Company shall consult with Parent in connection therewith. The Company shall use its best efforts to solicit from stockholders of the Company proxies in favor of the approval and adoption of this Agreement and to secure the vote of stockholders required by Maryland Law and its charter and bylaws to approve and adopt this Agreement, unless otherwise necessary due to the applicable fiduciary duties of the directors of the Company, as determined by such directors in good faith after consultation with and based upon the advice of independent legal counsel.

                 (b) Parent shall, promptly after the date of this Agreement, take all actions necessary in accordance with the Delaware General Corporation Law and its charter and bylaws to convene a meeting of Parent's stockholders to approve the issuance of the Parent Common Stock in connection with the Merger pursuant to the requirements of the NYSE (the "Parent Stockholders Meeting"). Parent shall use its best efforts to solicit from stockholders of Parent proxies in favor of the approval of such issuance of Parent Common Stock and to secure the vote of stockholders required by the NYSE.

         SECTION 6.02.    Registration Statement; Proxy Statements.

                 (a) As promptly as practicable after the execution of this Agreement, Parent shall prepare and file with the SEC a registration statement on Form S-4 (such registration statement, together with any amendments thereof or supplements thereto, being the "Registration Statement"), containing a proxy statement/prospectus for stockholders of the Company (the "Company Proxy Statement/Prospectus") and a proxy statement and form of proxy for stockholders of Parent (together with any amendments thereof or supplements thereto, in each case in the form or forms mailed to Parent's stockholders, the "Parent Proxy Statement"), in connection with the registration under the Securities Act of the offer and sale of Parent Common Stock to be issued in the Merger and the other transactions contemplated by this Agreement. As promptly as practicable after the execution of this Agreement, the Company shall prepare and file with the SEC a proxy statement that will be the same as the Company Proxy Statement/Prospectus, and a form of proxy, in connection with the vote of the Company's stockholders with respect to the Merger (such proxy statement and form of proxy, together with any amendments thereof or supplements thereto, in each case in the form or forms mailed to the Company's stockholders, being the "Company Proxy Statement"). Each of Parent and the Company will use its best efforts to cause the Registration Statement to be declared effective as promptly as practicable, and shall take any action required to be taken under any applicable federal or state securities laws in connection with the issuance of shares of Parent Common Stock in the Merger. Each of Parent and the Company shall furnish to the other all information concerning it and the holders of its capital stock as the other may reasonably request in connection with such actions. As promptly as practicable after the Registration Statement shall have been declared effective, the Company shall mail the Company Proxy Statement to its stockholders entitled to notice of and to vote at the Company Stockholders Meeting and Parent shall mail the Parent Proxy Statement to its stockholders entitled to notice of and to vote at the Parent Stockholders Meeting. The Company Proxy Statement shall include the recommendation of the Company's Board of Directors in favor of the Merger and adoption of this Agreement, unless otherwise necessary due to the applicable fiduciary duties of the directors of the Company, as determined by such directors in good faith after consultation with and based upon the advice of independent legal counsel. The Parent Proxy Statement shall include the recommendation of Parent's Board of Directors in favor of approval of the issuance of the Parent Common Stock in the Merger.

                 (b) The information supplied by the Company for inclusion in the Registration Statement shall not, at the time the Registration Statement is declared effective, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading. The information supplied by the Company for inclusion in
         (i) the Company Proxy Statement to be sent to the stockholders of the Company in connection with the Company Stockholders Meeting shall not, at the date the Company Proxy Statement (or any supplement thereto) is first mailed to stockholders, at the time of the Company Stockholders Meeting or at the Effective Time and (ii) the Parent Proxy Statement to be sent to the stockholders of Parent in connection with the Parent Stockholders Meeting shall not, at the date the Parent Proxy Statement (or any supplement thereto) is first mailed to stockholders, at the time of the Parent Stockholders Meeting or at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. If at any time prior to the Effective Time any event or circumstance relating to the Company or any of its affiliates, or its or their respective officers or directors, should be discovered by the Company that should be set forth in an amendment to the Registration Statement or a supplement to the Company Proxy Statement or the Parent Proxy Statement, the Company shall promptly inform Parent thereof in writing. All documents that the Company is responsible for filing with the SEC in connection with the transactions contemplated herein will comply as to form in all material respects with the applicable requirements of the Securities Act and the rules and regulations thereunder and the Exchange Act and the rules and regulations thereunder.

                 (c) The information supplied by Parent for inclusion in the Registration Statement shall not, at the time the Registration Statement is declared effective, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading. The information supplied by Parent for inclusion in (i) the Company Proxy Statement to be sent to the stockholders of the Company in connection with the Company Stockholders Meeting shall not, at the date the Company Proxy Statement (or any supplement thereto) is first mailed to stockholders, at the time of the Company Stockholders Meeting or at the Effective Time and (ii) the Parent Proxy Statement to be sent to the stockholders of Parent in connection with the Parent Stockholders Meeting shall not, at the date the Parent Proxy Statement (or any supplement thereto) is first mailed to stockholders, at the time of the Parent Stockholders Meeting or at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. If at any time prior to the Effective Time any event or circumstance relating to Parent or any of its affiliates, or to their respective officers or directors, should be discovered by Parent that should be set forth in an amendment to the Registration Statement or a supplement to the Company Proxy Statement or the Parent Proxy Statement, Parent shall promptly inform the Company thereof in writing. All documents that Parent is responsible for filing with the SEC in connection with the transactions contemplated hereby will comply as to form in all material respects with the applicable requirements of the Securities Act and the rules and regulations thereunder and the Exchange Act and the rules and regulations thereunder.

         SECTION 6.03.    Appropriate Action; Consents; Filings.

                 (a) The Company and Parent shall each use, and shall cause each of their respective subsidiaries to use, all reasonable efforts to (i) take, or cause to be taken, all appropriate action, and do, or cause to be done, all things necessary, proper or advisable under applicable Law or otherwise to consummate and make effective the transactions contemplated by this Agreement, (ii) obtain from any Governmental Entities any consents, licenses, permits, waivers, approvals, authorizations or orders required to be obtained or made by Parent or the Company or any of their subsidiaries in connection with the authorization, execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, including, without limitation, the Merger, (iii) make all necessary filings, and thereafter make any other required submissions, with respect to this Agreement and the Merger required under (A) the Securities Act (in the case of Parent) and the Exchange Act and the rules and regulations thereunder, and any other applicable federal or state securities laws,
         (B) the HSR Act and (C) any other applicable Law; provided that Parent and the Company shall cooperate with each other in connection with the making of all such filings, including providing copies of all such documents to the nonfiling party and its advisors prior to filings and, if requested, shall accept all reasonable additions, deletions or changes suggested in connection therewith. The Company and Parent shall furnish all information required for any application or other filing to be made pursuant to the rules and regulations of any applicable Law (including all information required to be included in the Company Proxy Statement, the Parent Proxy Statement or the Registration Statement) in connection with the transactions contemplated by this Agreement. Parent and the Company shall request early termination of the waiting period with respect to the Merger under the HSR Act.

                 (b) Parent and the Company agree to cooperate with respect to, and shall cause each of their respective subsidiaries to cooperate with respect to, and agree to use all reasonable efforts vigorously to contest and resist, any action, including legislative, administrative or judicial action, and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order (whether temporary, preliminary or permanent) (an "Order") of any Governmental Entity that is in effect and that restricts, prevents or prohibits the consummation of the Merger or any other transactions contemplated by this Agreement, including, without limitation, by vigorously pursuing all available avenues of administrative and judicial appeal and all available legislative action.

                 (c)      (i)     Each of the Company and Parent shall give (or
         shall cause their respective subsidiaries to give) any notices to third parties, and use, and cause their respective subsidiaries to use all reasonable efforts to obtain any third party consents (A) necessary, proper or advisable to consummate the transactions contemplated by this Agreement, (B) otherwise required under any contracts, licenses, leases or other agreements in connection with the consummation of the transactions contemplated hereby or (C) required to prevent a Company Material Adverse Effect or a Parent Material Adverse Effect from occurring prior to the Effective Time.

                          (ii) In the event that any party shall fall to obtain any third party consent described in subsection (c)(i) above, such party shall use all reasonable efforts, and shall take any such actions reasonably requested by the other parties, to limit the adverse effect upon the Company and Parent, their respective subsidiaries, and their respective businesses resulting, or which could reasonably be expected to result after the Effective Time, from the failure to obtain such consent.

                 (d) Subject to any restrictions imposed by applicable law, each of Parent and the Company shall promptly notify the other of
         (w) any material change in its business, financial condition or results of operations, (x) any complaints, investigations or hearings (or communications indicating that the same may be contemplated) of any Governmental Entities with respect to its business or the transactions contemplated hereby, (y) the institution or the threat of material litigation involving it or any of its subsidiaries or (z) any event or condition that might reasonably be expected to cause any of its representations, warranties, covenants or agreements set forth herein not to be true and correct at the Effective Time. As used in the preceding sentence, "material litigation" means any case, arbitration or adversary proceeding or other matter which would have been required to be disclosed on the Company Disclosure Schedule pursuant to Section 3.09 or the Parent Disclosure Schedule pursuant to
         Section 4.09, as the case may be, if in existence on the date hereof.

         SECTION 6.04.    Affiliates; Pooling; Tax Treatment.

                 (a) The Company shall use all reasonable efforts to obtain from any person who may be deemed to have become an affiliate of the Company after the date of this Agreement and on or prior to the Effective Time, a written agreement substantially in the form of Exhibit A hereto as soon as practicable after attaining such status.

                 (b) Parent shall not be required to maintain the effectiveness of the Registration Statement for the purpose of resale by stockholders of the Company who may be affiliates of the Company or Parent pursuant to Rule 145 under the Securities Act.

                 (c) Each party hereto shall use all reasonable efforts to cause the Merger to be treated for financial accounting purposes as a Pooling Transaction, and shall not take, and shall use all reasonable efforts to prevent any affiliate of such party from taking, any actions which could prevent the Merger from being treated for financial accounting purposes as a Pooling Transaction,

                 (d) Each party hereto shall use all reasonable efforts to cause the Merger to qualify, and shall not take, and shall use all reasonable efforts to prevent any affiliate of such party from taking, any actions which could prevent the Merger from qualifying as a reorganization under the provisions of Section 368(a) of the Code.

         SECTION 6.05. Public Announcements. Parent and the Company shall consult with each other before issuing any press release or otherwise making any public statements with respect to the Merger and shall not issue any such press release or make any such public statement prior to such consultation. The press release announcing the execution and delivery of this Agreement may be a joint press release of Parent and the Company.

         SECTION 6.06. NYSE Listing. Parent shall use all reasonable efforts to cause the shares of Parent Common Stock to be issued in the Merger to be approved for listing (subject to official notice of issuance) on the NYSE prior to the Effective Time.

         SECTION 6.07.    Comfort Letters.

                 (a) The Company shall use all reasonable efforts to cause Ernst & Young LLP to deliver a letter dated as of the date of the Company Proxy Statement, and addressed to itself and Parent and their respective Boards of Directors, in form and substance reasonably satisfactory to Parent, and customary in scope and substance for agreed-upon procedures letters delivered by independent public accountants in connection with registration statements and proxy statements similar to the Registration Statement and the Company Proxy Statement.

                 (b) Parent shall use all reasonable efforts to cause Price Waterhouse LLP to deliver a letter dated as of the date of the Parent Proxy Statement, and addressed to itself and the Company and their respective Boards of Directors, in form and substance reasonably satisfactory to the Company, and customary in scope and substance for agreed-upon procedures letters delivered by independent public accounts in connection with registration statements and proxy statements similar to the Registration Statement and the Parent Proxy Statement.

         SECTION 6.08.    Stock Option Plans.

                 (a) Option Plans. Parent and the Company shall take such actions not inconsistent with the Merger being accounted for financial accounting purposes as a Pooling Transaction, including (with respect to the Company) the amendment of the Option Plans and Stock Options, to permit Parent to assume, and Parent shall assume, effective at the Effective Time, each Stock Option that remains unexercised in whole or in part as of the Effective Time and substitute shares of Parent Common Stock for the shares of the Company Common Stock purchasable under each such assumed option ("Assumed Option"), which assumption and substitution shall be effected as follows:

                          (i) the Assumed Option shall not give the optionee additional benefits which such optionee did not have under the Stock Option before such assumption and shall be assumed on the same terms and conditions as the Stock Option being assumed (including any terms and conditions arising as a result of the transactions contemplated by this Agreement), subject to Section 6.08(a)(ii) and (iii) below;

                          (ii) the number of shares of Parent Common Stock purchasable under the Assumed Option shall be equal to the number of shares of Parent Common Stock that the holder of the Stock Option being assumed would have received (without regard to any vesting schedule) upon consummation of the Merger had such Stock Option been exercised in full immediately prior to consummation of the Merger; and

                          (iii) the per share exercise price of such Assumed Option shall be an amount equal to the per share exercise price of the Stock Option being assumed divided by the Exchange Ratio.

                 (b) Registration. Parent shall take all corporate action necessary to reserve for issuance a sufficient number of shares of Parent Common Stock for delivery upon exercise of the Assumed Options, and, as soon as practicable after the Effective Time, Parent shall file a registration statement on Form S-8 (or other appropriate form) with respect to the shares of Parent Common Stock subject to the Assumed Options, and shall use its best efforts to maintain the effectiveness of such registration statement for so long as any of the Assumed Options remain outstanding.

         SECTION 6.09. Merger Sub. Prior to the Effective Time, Merger Sub shall not conduct any business or make any investments other than as specifically contemplated by this Agreement and will not have any assets (other than a de minimis amount of cash paid to Merger Sub for the issuance of its stock to Parent) or liabilities.

         SECTION 6.10. Indemnification; Insurance. For a period of six years after the Effective Time, Parent shall not amend or otherwise modify, or cause the Company to amend or otherwise modify, Article NINTH of the charter of the Company or Article VII of the bylaws of the Company (in each case as in effect on the date hereof), or similar provisions of the charter or bylaws of any subsidiaries of the Company, in a manner that would adversely affect the rights thereunder of any individuals who at any time prior to the Effective Time were directors or officers of the Company or any of its subsidiaries in respect of acts or omissions occurring at or prior to the Effective Time (including, without limitation, the transactions contemplated by this Agreement), unless such amendment or modification is required by law. For a period of six years after the Effective Time, Parent shall cause the Surviving Corporation to maintain officers' and directors' liability insurance for all persons currently covered under the Company's officers' and directors' liability insurance policies, in their capacities as officers and directors, on terms no less favorable to the covered persons than such existing insurance; provided, however, that Parent shall not be required in order to maintain or procure such coverage to pay an annual premium in excess of 150% of the current annual premium paid by the Company for its existing coverage (the "Cap"); and provided, further, that if equivalent coverage cannot be obtained, or can be obtained only by paying an annual premium in excess of the Cap, Parent shall only be required to obtain as much coverage as can be obtained by paying an annual premium equal to the Cap. This Section 6.10 is intended to be for the benefit of, and shall be enforceable by, the persons referred to above, their heirs and personal representatives, and shall be binding on Parent and its successors and assigns.


                                  ARTICLE VII

                               CLOSING CONDITIONS

         SECTION 7.01. Conditions to Obligations of Each Party Under This Agreement. The respective obligations of each party to effect the Merger and the other transactions contemplated hereby shall be subject to the satisfaction at or prior to the Closing Date of the following conditions, any or all of which may be waived in writing by the parties hereto, in whole or in part, to the extent permitted by applicable law:

                 (a) Effectiveness of the Registration Statement; Blue Sky. The Registration Statement shall have been declared effective by the SEC under the Securities Act. No stop order suspending the effectiveness of the Registration Statement shall have been issued by the SEC and no proceedings for that purpose shall have been initiated by the SEC. Parent shall have received all Blue Sky permits and other authorizations necessary to consummate the transactions contemplated by this Agreement.

                 (b) Stockholder Approval. This Agreement and the Merger shall have been approved and adopted by the requisite vote of the stockholders of the Company, and the issuance of the Parent Common Stock in the Merger shall have been approved by the requisite vote of the stockholders of Parent.

                 (c) No Order. No Governmental Entity or federal or state court of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and which has the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger; and no such Governmental Entity shall have initiated or threatened to initiate any proceeding seeking any of the foregoing that reasonably could be expected to prevent the Merger or otherwise result in a Company Material Adverse Effect or a Parent Material Adverse Effect.

                 (d) HSR Act. The applicable waiting period under the HSR Act with respect to the transactions contemplated by this Agreement shall have expired or been terminated.

                 (e) Pooling of Interests. Parent and the Company shall have been advised in writing by each of Price Waterhouse LLP and Ernst & Young LLP, respectively, on the Closing Date that the Merger should be treated for financial accounting purposes as a Pooling Transaction.

         SECTION 7.02. Additional Conditions to Obligations of the Parent Companies. The obligations of the Parent Companies to effect the Merger and the other transactions contemplated hereby are also subject to the satisfaction at or prior to the Closing Date of the following conditions, any or all of which may be waived in writing by Parent, in whole or in part:

                 (a) Representations and Warranties. Each of the representations and warranties of the Company contained in this Agreement shall be true and correct as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties shall be true and correct as of such earlier date) except as, individually or in the aggregate, could not reasonably be expected to have a Company Material Adverse Effect. The Parent Companies shall have received a certificate of the President and the Chief Financial Officer of the Company, dated the Closing Date, to such effect.

                 (b) Agreements and Covenants. The Company shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing Date. The Parent Companies shall have received a certificate of the President and the Chief Financial Officer of the Company, dated the Closing Date, to that effect.

                 (c) Material Adverse Change. Since June 30, 1997, there shall have been no change, occurrence or circumstance in the financial condition, results of operations, business, operations or prospects of the Company or any of its subsidiaries having or reasonably likely to have, individually or in the aggregate, a material adverse effect on the financial condition, results of operations, business, operations or prospects of the Company and its subsidiaries, taken as a whole. The Parent Companies shall have received a certificate of the President and the Chief Financial Officer of the Company, dated the Closing Date, to such effect.

                 (d) Absence of Regulatory Conditions. There shall not be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the Merger, by any Governmental Entity in connection with the grant of a regulatory approval necessary, in the reasonable business judgment of Parent, to the continuing operation of the current or future business of the Company, which imposes any condition or restriction upon the Parent Companies or the business or operations of the Company which, in the reasonable business judgment of Parent, would be materially burdensome in the context of the transactions contemplated by this Agreement.

                 (e) Earnings Per Share. The earnings per share of the Company for the quarter ending September 30, 1997 shall be no less than as disclosed elsewhere by the Company to the Parent, as determined in accordance with GAAP applied on a consistent basis with the financial statements referred to in Section 3.07.

                 (f) Tax Opinion. Hughes & Luce, L.L.P. shall have delivered to Parent its written opinion as of the date that the Parent Proxy Statement is first mailed to Parent stockholders substantially to the effect that (x) the Merger will constitute a reorganization within the meaning of Section 368(a) of the Code, (y) Parent, Merger Sub and the Company will each be a party to that reorganization within the meaning of Section 368(b) of the Code, and (z) Parent, Merger Sub and the Company will not recognize any gain or loss for U.S. federal income tax purposes as a result of the Merger, and such opinion shall not have been withdrawn or modified in any material respect.

                 (h) VCR Submission. The Company shall have filed a VCR submission with the Internal Revenue Service in respect of each of the 401(k) Savings Plan for Employees of Computer Data Systems, Inc., the Retirement Plan for Employees of Computer Data Systems, Inc. and the Company's Supplemental Deferred Compensation Plan, as set forth in
         Schedule 3.10 to the Company Disclosure Schedule.


         SECTION 7.03. Additional Conditions to Obligations of the Company. The obligations of the Company to effect the Merger and the other transactions contemplated hereby are also subject to the satisfaction at or prior to the Closing Date of the following conditions, any or all of which may be waived in writing by the Company, in whole or in part:

                 (a) Representations and Warranties. Each of the representations and warranties of the Parent Companies contained in this Agreement shall be true and correct as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties shall be true and correct as of such earlier date) except as, individually or in the aggregate, could not reasonably be expected to have a Parent Material Adverse Effect. The Company shall have received a certificate of the President and the Chief Financial Officer of the Parent, dated the Closing Date, to such effect.

                 (b) Agreements and Covenants. The Parent Companies shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by them on or prior to the Closing Date. The Company shall have received a certificate of the President and the Chief Financial Officer of the Parent, dated the Closing Date, to that effect.

                 (c) Material Adverse Change. Since June 30, 1997, there shall have been no change, occurrence or circumstance in the financial condition, results of operations, business, operations or prospects of Parent or any of its subsidiaries having or reasonably likely to have, individually or in the aggregate, a material adverse effect on the financial condition, results of operations, business, operations or prospects of Parent and its subsidiaries, taken as a whole. The Company shall have received a certificate of the President and the Chief Financial Officer of each of the Parent Companies, dated the Closing Date, to such effect.

                 (d) Absence of Regulatory Conditions. There shall not be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the Merger, by any Governmental Entity in connection with the grant of a regulatory approval necessary, in the reasonable business judgment of the Company, to the continuing operation of the current or future business of Parent, which imposes any condition or restriction upon Parent or the business or operations of Parent which, in the reasonable business judgment of the Company, would be materially burdensome in the context of the transactions contemplated by this Agreement.

                 (e) New York Stock Exchange Listing. The shares of Parent Common Stock to be issued in the Merger shall have been approved for listing (subject to official notice of issuance) on the NYSE.

                 (f) Tax Opinion. Miles & Stockbridge, a Professional Corporation, shall have delivered to the Company its written opinion as of the date that the Company Proxy Statement is first mailed to the Company stockholders substantially to the effect that (x) the Merger will constitute a reorganization within the meaning of Section 368(a) of the Code, (y) Parent, Merger Sub and the Company will each be a party to that reorganization within the meaning of Section 368(b) of the Code, and (z) no gain or loss for U.S. federal income tax purposes will be recognized by the holders of the Company Common Stock upon receipt of shares of Parent Common Stock in the Merger, except with respect to any cash received in lieu of a fractional share interest in Parent Common Stock, and such opinion shall not have been withdrawn or modified in any material respect.

                                  ARTICLE VIII

                       TERMINATION, AMENDMENT AND WAIVER

         SECTION 8.01. Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after approval of this Agreement and the Merger by the stockholders of the Company:

                 (a)      by mutual consent of Parent and the Company;

                 (b) by Parent, upon a breach of any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement, or if any representation or warranty of the Company shall have become untrue, in either case such that the conditions set forth in Section 7.02(a) or Section 7.02(b) of this Agreement, as the ease may be, would be incapable of being satisfied by February 15, 1998; provided, that in any case, a willful breach shall be deemed to cause such conditions to be incapable of being satisfied for purposes of this Section 8.01(b);

                 (c) by the Company, upon a breach of any representation, warranty, covenant or agreement on the part of the Parent Companies set forth in this Agreement, or if any representation or warranty of the Parent Companies shall have become untrue, in either case such that the conditions set forth in Section 7.03(a) or Section 7.03(b) of this Agreement, as the case may be, would be incapable of being satisfied by February 15, 1998; provided, that in any case, a willful breach shall be deemed to cause such conditions to be incapable of being satisfied for purposes of this Section 8.01(c);

                 (d) by either Parent or the Company, if there shall be any Order which is final and nonappealable preventing the consummation of the Merger, except if the party relying on such Order to terminate this Agreement has not complied with its obligations under Section 6.03(b) of this Agreement;

                 (e) by either Parent or the Company, if the Merger shall not have been consummated before February 15, 1998, except if the party relying on this Section 8.01(e) shall have failed to comply with its covenants and agreements hereunder and such failure to consummate the Merger shall be a result of the breach or violation of such covenants and agreements;

                 (f) by either Parent or the Company, if this Agreement and the Merger shall fail to receive the requisite vote for approval and adoption by the stockholders of the Company at the Company Stockholders Meeting or if the issuance of the Parent Common Stock in connection with the Merger shall fail to receive the requisite vote for approval by the stockholders of Parent at the Parent Stockholders Meeting;

                 (g) by Parent, if (i) the Board of Directors of the Company withdraws, modifies or changes its recommendation of this Agreement or the Merger in a manner adverse to Parent or shall have resolved to do any of the foregoing; (ii) the Board of Directors of the Company shall have recommended to the stockholders of the Company any Competing Transaction or shall have resolved to do so; (iii) a tender offer or exchange offer for 20% or more of the outstanding shares of capital stock of the Company is commenced, and the Board of Directors of the Company recommends that stockholders tender their shares into such tender or exchange offer; or (iv) any person (other than Parent or an affiliate thereof) shall have acquired beneficial ownership or the right to acquire beneficial ownership of, or any "group" (as such term is used in Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder) shall have been formed which beneficially owns or has the right to acquire beneficial ownership of, 20% or more of the then outstanding shares of capital stock of the Company; or

                 (h) by the Company, if the Board of Directors of the Company (x) fails to make or withdraws its recommendation referred to in Section 6.02(a) if there exists at such time a Competing Transaction, or (y) recommends to the Company's stockholders approval or acceptance of a Competing Transaction, in each case only if the Board of Directors of the Company, after consultation with and based upon the advice of independent legal counsel, determines in good faith that such action is necessary for such Board of Directors to comply with its fiduciary duties to stockholders under applicable law.

The right of any party hereto to terminate this Agreement pursuant to this
Section 8.01 shall remain operative and in full force and effect regardless of any investigation made by or on behalf of any party hereto, any person controlling any such party or any of their respective officers, directors, representatives or agents, whether prior to or after the execution of this Agreement.

         SECTION 8.02.    Effect of Termination.  Except as provided in Section
8.05 or Section 9.01 of this Agreement, in the event of the termination of this Agreement pursuant to Section 8.01, this Agreement shall forthwith become void, there shall be no liability on the part of the Parent Companies or the Company to the other and all rights and obligations of any party hereto shall cease, except that nothing herein shall relieve any party of any liability for (i) any breach of such party's covenants or agreements contained in this Agreement, or
(ii) any willful breach of such party's representations or warranties contained in this Agreement.

         SECTION 8.03. Amendment. This Agreement may be amended by the parties hereto by action taken by or on behalf of their respective Boards of Directors at any time prior to the Effective Time; provided, however, that, after approval of the Merger by the stockholders of the Company, (i) no amendment, which under applicable law may not be made without the approval of the stockholders of the Company, may be made without such approval, and (ii) no amendment, which under the applicable rules of the NYSE, may not be made without the approval of the stockholders of Parent, may be made without such approval. This Agreement may not be amended except by an instrument in writing signed by the parties hereto.

         SECTION 8.04. Waiver. At any time prior to the Effective Time, any party hereto may (a) extend the time for the performance of any of the obligations or other acts of the other party hereto, (b) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document delivered pursuant hereto and (c) waive compliance by the other party with any of the agreements or conditions contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party or parties to be bound thereby. For purposes of this Section 8.04, the Parent Companies as a group shall be deemed to be one party.

         SECTION 8.05.    Fees, Expenses and Other Payments.

                 (a) Except as provided in Section 8.05(c) of this Agreement, all Expenses (as defined in paragraph (b) of this Section 8.05) incurred by the parties hereto shall be borne solely and entirely by the party which has incurred such Expenses; provided, however, that (i) the allocable share of the Parent Companies as a group and the Company for all Expenses related to printing, filing and mailing the Registration Statement, the Company Proxy Statement and the Parent Proxy Statement and all SEC and other regulatory filing fees incurred in connection with the Registration Statement, the Company Proxy Statement and the Parent Proxy Statement shall be one-half each (ii) any and all filing fees under the HSR Act shall be borne one-half each by Parent and the Company and (iii) in the event that the Company Stockholders Meeting is held and this Agreement and the transactions contemplated hereby are not approved by the requisite vote of the stockholders of the Company (and at the time of such meeting, there shall not exist a Competing Transaction), then the Company shall pay all of Parent's Expenses up to $1 million if, but only if (x) the conditions set forth in Sections 7.01(a), (b), (c) and
         (d) and Sections 7.03(a), (b), (c), (d), and (e) have been satisfied,
         (y) with respect to Section 7.01(e), Price Waterhouse LLP advises Parent that but for the failure of the Company's stockholders to approve the Merger or other actions or inactions by the Company or an affiliate of the Company or within the control of either, the Merger would be treated for financial accounting purposes as a Pooling Transaction, and (z) with respect to Section 7.03(f), but for the failure of the Company's stockholders to approve the Merger or other actions or inactions by the Company or an affiliate of the Company or within the control of either, the Merger would constitute a reorganization with the meaning of Section 368(a) of the Code.

                 (b) "Expenses" as used in this Agreement shall include all out-of-pocket expenses (including, without limitation, all fees and expenses of counsel, accountants, investment bankers, experts and consultants to a party hereto and its affiliates) incurred by a party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement, the preparation, printing, filing and mailing of the Registration Statement, the Company Proxy Statement and the Parent Proxy Statement, the solicitation of stockholder approvals and all other matters related to the consummation of the transactions contemplated hereby.

                 (c) The Company agrees that if this Agreement is terminated pursuant to:

                          (i) Section 8.01(b) and (x) such termination is the result of a willful breach of any representation, warranty, covenant or agreement of the Company contained herein and (y) the Company shall have entered into negotiations relating to a Competing Transaction, in any such case at any time within the period commencing on the date of this Agreement through the date of termination of this Agreement; or

                          (ii) Section 8.01(f) because this Agreement and the Merger shall fail to receive the requisite vote for approval and adoption by the stockholders of the Company at the Company Stockholders Meeting and, at the time of such meeting there shall exist a Competing Transaction, the conditions to the Company's obligations to close set forth in
                 Article VIII of this Agreement have been otherwise satisfied and, within nine months of the Company Stockholders Meeting, the Company or its Board of Directors enters into an agreement with the same party, or an affiliate of that party, as is involved in the Competing Transaction, which agreement relates to (x) any merger, consolidation, share exchange, business consolidation or similar transaction, or (y) any sale, lease, exchange, mortgage, pledge, transfer or other disposition of 20% or more of the assets of the Company and its subsidiaries, taken as a whole (provided, however, that in addition to the foregoing provisions of this Section 8.05(c)(ii), (x) the conditions set forth in Sections 7.01(a), (b), (c) and (d) and Sections 7.03(a), (b), (c), (d), and (e) have been satisfied,
                 (y) with respect to Section 7.01(e), Price Waterhouse LLP advises Parent that but for the failure of the Company's stockholders to approve the Merger or other actions or inactions by the Company or an affiliate of the Company or within the control of either, the Merger would be treated for financial accounting purposes as a Pooling Transaction, and
                 (z) with respect to Section 7.03(f), but for the failure of the Company's stockholders to approve the Merger or other actions or inactions by the Company or an affiliate of the Company or within the control of either, the Merger would constitute a reorganization with the meaning of Section 368(a) of the Code); or

                          (iii) Section 8.01(g)(i) and at the time of the withdrawal, modification or change (or resolution to do so) of its recommendation by the Board of Directors of the Company, there exists a Competing Transaction; or

                          (iv)    Sections 8.01(g)(ii) or (iii); or

                          (v)     Section 8.01(h);

         then the Company shall pay to Parent an amount equal to $15,000,000, which amount is inclusive of all of Parent's Expenses.

                 (d) Any payment required to be made pursuant to Section 8.05(c) of this Agreement shall be made as promptly as practicable but not later than three business days after termination of this Agreement, and shall be made by wire transfer of immediately available funds to an account designated by Parent.


                                   ARTICLE IX

                               GENERAL PROVISIONS

         SECTION 9.01. Effectiveness of Representations, Warranties and Agreements.

                 (a) Except as set forth in Section 9.01(b) of this Agreement, the representations, warranties and agreements of each party hereto shall remain operative and in full force and effect regardless of any investigation made by or on behalf of any other party hereto, any person controlling any such party or any of their officers, directors, representatives or agents, whether prior to or after the execution of this Agreement.

                 (b) The representations, warranties and agreements in this Agreement shall terminate at the Effective Time or upon the termination of this Agreement pursuant to Article VIII, except that the agreements set forth in Articles I and II and IX and Sections 6.08 and 6.10 shall survive the Effective Time and those set forth in Sections 5.04(d), 8.02 and 8.05 and Article IX hereof shall survive termination. Nothing herein shall be construed to cause the Confidentiality Agreement to terminate upon the termination of this Agreement pursuant to Article VIII.

         SECTION 9.02. Notices. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given upon receipt, if delivered personally, mailed by registered or certified mail (postage prepaid, return receipt requested) or mailed by an overnight delivery service to the parties at the following addresses (or at such other address for a party as shall be specified by like changes of address) or sent by electronic transmission to the telecopier number specified below:

                 (a)      If to any of the Parent Companies, to:

                          Affiliated Computer Services, Inc.
                          2828 North Haskell
                          Dallas, Texas  75204
                          Attention:  David Black, Esq.
                          Facsimile No.:  (214)823-5746
                 with a copy to:

                          Hughes & Luce, L.L.P.
                          1717 Main Street
                          Suite 2800
                          Dallas, Texas 75201
                          Attention:  David G. Luther, Jr.
                          Facsimile No.:  (214) 939-6100

                 (b)      If to the Company, to:

                          Computer Data Systems, Inc.
                          One Curie Court
                          Rockville, Maryland 20850-4389
                          Attention:  Peter A. Bracken
                          Facsimile No:  (301)921-7140

                 with a copy to:

                          Miles & Stockbridge, a Professional Corporation 10 Light Street
                          Baltimore, Maryland  21202-1487
                          Attention:  Glenn C. Campbell
                          Facsimile No.:  (410) 385-3700

         SECTION 9.03. Certain Definitions. For the purposes of this Agreement, the term:

                 (a) "affiliate" means a person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first mentioned person;

                 (b) a person shall be deemed a "beneficial owner" of or to have "beneficial ownership" of the Company Common Stock or Parent Common Stock, as the case may be, in accordance with the interpretation of the term "beneficial ownership" as defined in Rule 13d-3 under the Exchange Act, as in effect on the date hereof; provided that a person shall be deemed to be the beneficial owner of, and to have beneficial ownership of, the Company Common Stock or Parent Common Stock, as the case may be, that such person or any affiliate of such person has the right to acquire (whether such right is exercisable immediately or only after the passage of time) pursuant to any agreement, arrangement or understanding or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise.

                 (c) "business day" means any day other than a day on which banks in the State of New York are authorized or obligated to be closed;

                 (d) "control" (including the terms "controlled," "controlled by," and "under common control with") means the possession, directly or indirectly, or as trustee or executor, of the power to direct or cause the direction of the management or policies of a person, whether through the ownership of stock or as trustee or executor, by contract or credit arrangement or otherwise;

                 (e) "ERISA Affiliate" means the Company and each corporation, partnership, or other trade or business, whether or not incorporated, which is or has been treated as a single employer or controlled group member with the Company pursuant to Code Section 414 or ERISA Section 4001.

                 (f) "knowledge" or "known" means with respect to any matter in question, if an executive officer of the Company or Parent, as the case may be, has actual knowledge of such matter;

                 (g) "federal government contract" is to be given its customary use within the industry. It is further defined to include any contractual arrangement (implied or express) with any agency, department, or branch of the United States Government that is subject to the laws and regulations of the United States of America, regardless of whether the Company is in privity of contract with the United States or is operating through a subcontract, partnership, teaming arrangement, affiliate, or other indirect arrangement.

                 (g) "person" means an individual, corporation, partnership, association, trust, unincorporated organization, other entity or group (as used in Section l3(d) of the Exchange Act);

                 (h) "subsidiary" or "subsidiaries" of the Company, Parent, the Surviving Corporation or any other person, means any corporation, partnership, joint venture or other legal entity of which the Company, Parent, the Surviving Corporation or any such other person, as the case may be (either alone or through or together with any other subsidiary), owns, directly or indirectly, more than 50% of the stock or other equity interests the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity; and

                 (i) "Tax" or "Taxes" means any and all taxes, charges, fees, levies, assessments, duties or other amounts payable to any federal, state, local or foreign taxing authority or agency, including, without limitation, (x) income, franchise, profits, gross receipts, minimum, alternative minimum, estimated, ad valorem, value added, sales, use, service, real or personal property, capital stock, license, payroll, withholding, disability, employment, social security, workers compensation, unemployment compensation, utility, severance, excise, stamp, windfall profits, transfer and gains taxes,
         (y) customs, duties, imposts, charges, levies or other similar assessments of any kind, and (z) interest, penalties and additions to tax imposed with respect thereto.

         SECTION 9.04. Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement Section references herein are, unless the context otherwise requires, references to sections of this Agreement.

         SECTION 9.05. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

         SECTION 9.06. Entire Agreement. This Agreement (together with the Exhibits, the Company Disclosure Schedule, the Parent Disclosure Schedule), the Confidentiality Agreement and any side letter entered into pursuant to this Agreement constitute the entire agreement of the parties, and supersede all prior agreements and undertakings, both written and oral, among the parties or between any of them, with respect to the subject matter hereof. The Company agrees that nothing contained in this Agreement, the proxies granted by certain officers and directors of the Company to Parent on or about the date hereof or the transactions contemplated hereby or thereby shall be deemed to violate the Confidentiality Agreement and that such agreements and proxies have been entered into or granted with the prior written consent of the Company.

         SECTION 9.07. Assignment. This Agreement shall not be assigned by operation of law or otherwise.

         SECTION 9.08. Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied (other than as contemplated by Section 6.08 and Section 6.11), is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

         SECTION 9.09. Specific Performance. The parties hereby acknowledge and agree that the failure of any party to perform its agreements and covenants hereunder, including its failure to take all actions as are necessary on its part to the consummation of the Merger, will cause irreparable injury to the other parties for which damages, even if available, will not be an adequate remedy. Accordingly, each party hereby consents to the issuance of injunctive relief by any court of competent jurisdiction to compel performance of such party's obligations and to the granting by any court of the remedy of specific performance of its obligations hereunder.

         SECTION 9.10. Failure or Indulgence Not Waiver; Remedies Cumulative. No failure or delay on the part of any party hereto in the exercise of any right hereunder shall impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty or agreement herein, nor shall any single or partial exercise of any such right preclude other or further exercise thereof or of any other right. All rights and remedies existing under this Agreement are cumulative to, and not exclusive to, and not exclusive of, any rights or remedies otherwise available.

         SECTION 9.11. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of law. Notwithstanding the foregoing, the effect of the Merger shall be governed by, and construed in accordance with, Maryland Law.

         SECTION 9.12. Counterparts. This Agreement may be executed in multiple counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

         SECTION 9.13. Disclosure. Certain information set forth in the Company Disclosure Schedule has been included and disclosed solely for informational purposes and may not be required to be disclosed pursuant to the terms and conditions of this Agreement. The disclosure of any such information shall not be deemed to constitute an acknowledgment or agreement that the information is required to be disclosed in connection with the representations and warranties made in this Agreement or that the information is material, nor shall any information so included and disclosed be deemed to establish a standard of materiality or otherwise used to determine whether any other information is material.

         SECTION 9.14. Voting. The directors and executive officers of each of Parent and the Company, solely in their capacity as stockholders, have entered into side letters agreeing (a) to not sell their shares of capital stock of Parent and the Company, respectively, prior to the earliest to occur of (i) the closing of the Merger or (ii) the termination of the Agreement pursuant to its terms and (b) to vote their shares of capital stock in Parent and the Company, respectively, in favor of the Merger and the transactions contemplated by this Agreement at the Parent Stockholders Meeting and the Company Stockholders Meeting, respectively.


                                      ****

         IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.


                                       AFFILIATED COMPUTER SERVICES, INC.,
                                       a Delaware corporation

                                       By: /s/ DARWIN DEASON
                                          --------------------------------------
                                            Darwin Deason
                                            Chief Executive Officer


                                       ACS ACQUISITION CORP.,
                                       a Maryland corporation


                                       By: /s/ JEFFREY A. RICH
                                          --------------------------------------
                                            Jeffrey A. Rich
                                            President


                                       COMPUTER DATA SYSTEMS, INC.,
                                       a Maryland corporation

                                       By: /s/ PETER A. BRACKEN
                                          --------------------------------------
                                            Peter A. Bracken
                                            President

                                  SCHEDULES


COMPUTER DATA SYSTEMS, INC.

Schedule 3.01 - Organization and Qualification; Subsidiaries
Schedule 3.03 - Capitalization
Schedule 3.05 - No Conflict; Required Filings and Consent
Schedule 3.06 - Permits; Compliance
Schedule 3.08 - Absence of Certain Changes or Events
Schedule 3.09 - Litigation
Schedule 3.10 - Employee Benefit Plans; Labor Matters
Schedule 3.11 - Taxes
Schedule 3.13 - Affiliates
Schedule 3.15 - Environmental Matters
Schedule 3.17 - Brokers
Schedule 3.18 - Insurance
Schedule 3.19 - Properties
Schedule 3.20 - Certain Material Contracts
Schedule 3.21 - Principal Customers; Competing Interests
Schedule 3.22 - Intellectual Property Rights
Schedule 3.26 - Federal Government Contracts
Schedule 5.02 - Negative Covenants of Company


AFFILIATED COMPUTER SERVICES, INC.

Schedule 4.02 - Charter and Bylaws
Schedule 4.03 - Capitalization
Schedule 4.05 - No Conflict; Required Filings and Consent
Schedule 4.06 - Permits; Compliance
Schedule 4.08 - Absence of Certain Changes or Events
Schedule 4.09 - Litigation
Schedule 4.12 - Brokers
Schedule 4.16 - Conditions Related to Employee Benefit Plans; Labor Matters
Schedule 4.18 - Environmental Matters
Schedule 4.19 - Insurance
Schedule 4.20 - Intellectual Property Rights
Schedule 5.03 - Affirmative and Negative Covenants of Parent

        Affiliated Computer Services, Inc. and Computer Data Systems, Inc. agree to furnish supplementally a copy of any omitted schedule to the Securities and Exchange Commission upon request.